                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 033-33613

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THE SECURITIES. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 24, 1998

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 24, 1998)

                               3,000,000 WARRANTS

                            PAINE WEBBER GROUP INC.
             PAINEWEBBER OIL AND GAS PRODUCERS INDEX CALL WARRANTS
                           EXPIRING AUGUST    , 2000
                            ------------------------

    Each PaineWebber Oil and Gas Producers Index Call Warrant (a "Warrant") will entitle the holder thereof to receive from Paine Webber Group Inc. (the "Company"), upon exercise, an amount in U.S. dollars calculated by reference to increases, if any, in the PaineWebber Oil and Gas Producers Index (the "Index"). The Index is a new market capitalization-weighted stock index designed to track the market value of a portfolio currently consisting of 22 U.S. based oil and natural gas exploration and production companies. Such amount (the "Cash Settlement Value") will equal the quotient (rounded down to the nearest cent) of
(A) the amount, if any, by which the Spot Index for the applicable Valuation Date exceeds the Strike Index, divided by (B) 3.00. If the Spot Index is less than or equal to the Strike Index, the Cash Settlement Value will be zero; in which case, the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such Warrant until 3:00 P.M., New York City time, on the Final Exercise Date. The Strike Index will be equal to the closing value of the Index on the date of this Prospectus Supplement. The closing value of the Index on July 21, 1998 was 87.9. If the date of this Prospectus Supplement were the Valuation Date, then the Cash Settlement Value of the Warrants would be zero. It is currently estimated that the initial public offering price for the Warrants will be between $6.00 and $7.00.

    The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. PaineWebber Incorporated, a wholly-owned subsidiary of the Company, may, but is not obligated to, purchase and sell Warrants for its own account for the purpose of making a market in the Warrants.

     THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS IF THE VALUE OF THE INDEX DOES NOT INCREASE DURING THE PERIOD WHEN THE WARRANTS MAY BE EXERCISED. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS AND ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS RELATING TO THE WARRANTS" BEGINNING ON PAGE S-8 HEREIN AND "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS, AS WELL AS THE OTHER INFORMATION HEREIN AND IN THE PROSPECTUS.

     APPLICATION HAS BEEN MADE TO LIST THE WARRANTS ON THE AMERICAN STOCK EXCHANGE, INC. (THE "AMEX") UNDER THE SYMBOL "PWP.WS."

                                                        (continued on next page)
                            ------------------------

   THESE WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                  Underwriting
                                                              Price to           Discounts and          Proceeds to
                                                             Public(1)         Commissions(1)(2)         Company(2)
------------------------------------------------------------------------------------------------------------------------
Per Warrant...........................................           $                     $                     $
------------------------------------------------------------------------------------------------------------------------
Total(3)..............................................           $                     $                     $
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company.
(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 450,000 additional Warrants, on the same terms, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $         ,
    $         and $         , respectively. See "Underwriting."
                            ------------------------

    The Warrants are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject any order in whole or in part. It is expected that delivery of
the Warrants will be made in New York City on or about                    ,
1998.

     This Prospectus Supplement together with the Prospectus may also be used by PaineWebber Incorporated in connection with offers and sales of Warrants related to market making transactions, by and through PaineWebber Incorporated, at negotiated prices related to prevailing market prices at the time of sale or otherwise. PaineWebber Incorporated may act as principal or agent in such transactions.
                            ------------------------

                            PAINEWEBBER INCORPORATED
                            ------------------------

      THE DATE OF THIS PROSPECTUS SUPPLEMENT IS                    , 1998.

(continued from cover page)

     The Warrants will be exercisable immediately upon issuance, subject to the limitation on the maximum number of Warrants that may be exercised as described herein, and may be exercised until 3:00 P.M., New York City time, on the "Final Exercise Date," which shall be the earlier of: (i) the third Business Day
immediately preceding the expiration date for the Warrants, which is August   ,
2000 (the "Expiration Date"); and (ii) the last Business Day prior to the effective date of their delisting from, or permanent suspension from trading on, the AMEX and failure to be accepted at the same time for trading on another United States national securities exchange (the "Delisting Date"). Any Warrant not exercised before 3:00 P.M., New York City time, on the Final Exercise Date will be automatically exercised on the earlier of the Expiration Date or the Delisting Date (or, if such day is not a Business Day, the next succeeding Business Day), as the case may be. See "Description of Warrants -- Exercise and Settlement of Warrants" and " -- Maximum Exercise Amount."

     The valuation of and payment for any exercised Warrant may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event. In any such case, the Warrantholder will receive a Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount for such Warrant, in either case determined as of a later date. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

     Except in the event of automatic exercise, Warrantholder may exercise no fewer than 500 Warrants at any one time. Except for Warrants subject to automatic exercise, in connection with any exercise of Warrants, each Warrantholder will have the option (the "Limit Option") to specify that such Warrants are not to be exercised if the Spot Index as of the applicable Valuation Date is 5% or more lower than the most recent closing value of the Index on or prior to the Exercise Date. Except for Warrants subject to automatic exercise, all exercises of Warrants are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. See "Risk Factors Relating to the Warrants" and "Description of the Warrants" herein and "Risk Factors" and "Description of Warrants" in the Prospectus.

     The Warrants will be originally issued as certificates in registered form. During the forty-five day period commencing on the forty-fifth day after the closing of the offering, each Warrantholder will have the option to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry, as described herein. Ownership of converted Warrants will be maintained in book-entry form by or through DTC. Beneficial owners of Warrants in book-entry form will not have the right to receive physical certificates evidencing their ownership except under limited circumstances described herein.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE WARRANTS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus and this Prospectus Supplement and in the documents incorporated herein and therein by reference. For ease of reference, Appendix A hereto contains a glossary of certain terms ("Glossary of Terms") used in this Prospectus Supplement. Capitalized terms not otherwise defined herein have the meanings given in the Glossary of Terms.

                                  THE OFFERING

Issuer........................   Paine Webber Group Inc. (the "Company")

Securities Offered............   PaineWebber Oil and Gas Producers Index Call
                                 Warrants (the "Warrants") expiring August   ,
                                 2000 (the "Expiration Date"). Each Warrant will entitle the holder thereof (a "Warrantholder") to receive from the Company, upon exercise, an amount in U.S. dollars calculated by reference to increases, if any, in the PaineWebber Oil and Gas Producers Index (the "Index"). Such amount (the "Cash Settlement Value") will equal the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot
                                 Index on the applicable Valuation Date exceeds the Strike Index, divided by (B) 3.00. This amount is described by the following formula:

                                  CASH SETTLEMENT VALUE = SPOT INDEX -- STRIKE
                                                                        INDEX

                                                            --------------------
                                                                    3.00

                                 If the Spot Index for a Valuation Date is less than or equal to the Strike Index, the corresponding Cash Settlement Value will be zero; in which case, the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such Warrant until 3:00 P.M., New York City time, on the Final Exercise Date. The "Strike Index" will be equal to the closing value of the Index on the date of this Prospectus Supplement. The closing value of the Index on July 21, 1998 was 87.9. The "Spot Index" for any date other than the Expiration Date and the two immediately preceding Business Days means the closing value on the relevant Valuation Date of the Index as compiled and published by the AMEX. The "Spot Index" for each of the Expiration Date and the two immediately preceding Business Days means the value of the Index as compiled and published by the AMEX on the relevant Valuation Date based upon the Exchanges' regular way opening sale prices for the Underlying Stocks on such date.

Price.........................   The initial public offering price for the
                                 Warrants will be $          per Warrant.

PaineWebber Oil and Gas
Producers Index...............   The Index is a new market
                                 capitalization-weighted stock index designed to track the market value of a portfolio currently consisting of 22 U.S. based oil and natural gas exploration and production companies. The Index measures the weighted-average market value of the common stocks of such companies (the
                                 "Underlying Stocks"), which are, or may be, traded on The New York Stock Exchange (the
                                 "NYSE"), the AMEX and the National Associa-tion of Securities Dealers Nasdaq National
                                 Market
                                 (the "NASDAQ") (collectively, the "Exchanges").
                                 The AMEX will generally calculate and
                                 disseminate the value of the Index based upon the most recently reported sale prices of the Underlying Stocks (as reported by the Exchanges), at approximately 15-second intervals during the AMEX's business hours via the Consolidated Tape Association's Network B
                                 ("CTS"). The Index will be maintained by the AMEX pursuant to its rules relating to stock index options. See "The PaineWebber Oil and Gas
                                 Producers Index."

Exercise of Warrants..........   The Warrants will be exercisable immediately
                                 upon issuance, subject to the limitation on the maximum number of Warrants that may be exercised as described herein, and may be exercised until 3:00 P.M., New York City time, on the "Final Exercise Date," which shall be the earlier of: (i) the third Business Day immediately preceding the Expiration Date; and
                                 (ii) the last Business Day prior to the
                                 effective date of their delisting from, or permanent suspension from trading on, the AMEX and failure to be accepted at the same time for trading on another United States national securities exchange (the "Delisting Date"). Any
                                 Warrant not exercised before 3:00 P.M. New York
                                 City time on the Final Exercise Date will be automatically exercised on the earlier of the Expiration Date or the Delisting Date (or, if such day is not a Business Day, the next succeeding Business Day), as the case may be;
                                 provided, however, that Warrants that have no Cash Settlement Value will expire worthless.
                                 See "Description of the Warrants -- Exercise and Settlement of Warrants."

                                 The valuation of and payment for any exercised Warrant may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event. In any such case, the Warrantholder will receive a Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount for such Warrant, in either case determined as of a later date. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

Exercise Amount...............   Except in the event of automatic exercise, a
                                 Warrantholder may exercise no fewer than 500
                                 Warrants at any one time. See "Description of the Warrants -- Minimum Exercise Amount."
                                 Except for Warrants subject to automatic exercise, in connection with any exercise of Warrants, each Warrantholder will have the option (the "Limit Option") to specify that such Warrants are not to be exercised if the Spot Index as of the applicable Valuation Date is 5% or more lower than the most recent closing value of the Index on or prior to the Exercise Date. See "Description of the
                                 Warrants -- Limit Option." Except for Warrants subject to automatic exercise, all exercises of Warrants are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date.

                                 See "Description of the Warrants -- Maximum
                                 Exercise Amount."

Certain Risk Factors..........   The Warrants are highly speculative and involve
                                 a high degree of risk, including risks arising from fluctuations in the prices of the Underlying Stocks, risks relating to the Index, general risks applicable to the stock markets on which the Underlying Stocks are traded and the potential illiquidity of the secondary market for the Warrants. Purchasers of Warrants should recognize that their Warrants may expire worthless and should be prepared to sustain a total loss of the purchase price of their Warrants. THE WARRANTS ARE APPROPRIATE
                                 INVESTMENTS ONLY FOR PURCHASERS WITH OPTIONS
                                 APPROVED ACCOUNTS WHO ARE ABLE TO UNDERSTAND
                                 AND BEAR THE RISK OF A SPECULATIVE INVESTMENT
                                 IN THE WARRANTS.

                                 A Warrantholder will not be able to determine, at the time of exercise of a Warrant, the Spot Index that will be used in calculating the Cash Settlement Value of such Warrant (and thus will be unable to determine such Cash Settlement Value). In addition, the Valuation Date for exercised Warrants may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

                                 The Underlying Stocks are, or may be, traded on the NYSE, the AMEX and the NASDAQ. These markets have adopted measures intended to prevent extreme short-term price fluctuations resulting from order imbalances or significant movements in market indices. As a result, variations in the Index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants or result in an Extraordinary Event or Exercise Limitation Event. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

                                 Stocks of oil and natural gas exploration and production companies have historically tracked oil and natural gas commodity prices, which are very volatile. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the issuers of the Underlying Stocks. The prices of the Underlying Stocks may also be affected by governmental regulation involving oil and natural gas production. Oil and natural gas operations are subject to various United States federal, state and local and foreign and international governmental regulations that change from time to time in response to economic or political conditions. The nature of the oil and natural gas business also involves a variety of operating risks.

                                 The Warrants are not standardized stock index options of the type issued by The Options Clearing Corporation (the "OCC"). For example, unlike purchasers of OCC standardized options, purchasers of the Warrants must look solely to the Company for performance of its obligations under the Warrants.

                                 Except in the event of automatic exercise, no fewer than 500 Warrants may be exercised by a Warrantholder at any one time. Accordingly, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment.

                                 Except in the event of automatic exercise, all exercises of Warrants are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. Thus, Warrantholders may under certain circumstances be prevented from exercising all of their Warrants on a single Exercise Date. See "Description of the
                                 Warrants -- Maximum Exercise Amount." As a result of any postponed exercise as described above, Warrantholders may receive a Cash Settlement Value that is determined as of a date later than the otherwise applicable Valuation Date. As a result of any such postponement, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

                                 Any downward movement in the value of the Index between the time a Warrantholder submits an Exercise Notice and the time the Spot Index for such exercise is determined may result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount, as the case may be (which could be zero), that is less than the Cash Settlement Value anticipated by such Warrantholder based on the closing value of the Index most recently reported prior to exercise. The period between the submission of an Exercise Notice and the determination of the Spot Index will, at a minimum, represent an entire Business Day and may be substantially longer: (i) in the case of a Valuation Date postponed following an Extraordinary Event or an Exercise Limitation Event; or (ii) in the case of a delayed exercise as a result of the exercise of a number of Warrants exceeding the maximum permissible amount.

                                 In the event that Warrants are delisted from, or permanently suspended from trading on, the AMEX and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value (or, if applicable, the Alternate Settlement Amount) shall be calculated and settled as provided under "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

                                 Warrants relating to the Index have not been previously publicly offered and it is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, the Company or one or more of its affiliates may from time to time purchase and exercise Warrants, resulting in a decrease in the liquidity of the Warrants. The trading value of a Warrant is expected to be dependent upon a number of complex interrelated factors, including the value of the Index, the volatility of the Index, the time remaining to the expiration of the Warrants, the prevailing interest rates and the dividend rate on the Underlying Stocks.

                                 PURCHASERS ARE ADVISED TO CONSIDER CAREFULLY
                                 THE FOREGOING RISK FACTORS AND THE RISKS AND
                                 OTHER MATTERS DISCUSSED UNDER "RISK FACTORS" IN THE PROSPECTUS AND "RISK FACTORS RELATING TO THE WARRANTS," "DESCRIPTION OF THE WARRANTS" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS CONCERNING THE WARRANTS" HEREIN PRIOR TO PURCHASING WARRANTS.

Who May Invest................   The AMEX requires that the Warrants be sold
                                 only to investors whose accounts have been approved for options trading. In addition, the AMEX requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants.

                                 As such, purchasers who are considering
                                 purchasing the Warrants must have an options approved account and should be able to understand and bear the risk of a speculative investment in the Warrants, be experienced with respect to options and option transactions and understand the risks of stock index transactions. Such purchasers should reach an investment decision only after careful consideration with their advisers of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and the Prospectus. See "Risk Factors Relating to the Warrants" herein and "Risk Factors" in the Prospectus. As indicated above, purchasers should be prepared to sustain a total loss of the purchase price of the Warrants.

Listing.......................   AMEX

Warrant Trading Symbol........   PWP.WS

Index Quotation Symbol........   OGV

Warrant Agent.................   Citibank, N.A.

Determination Agent...........   PaineWebber

                     RISK FACTORS RELATING TO THE WARRANTS

     THE WARRANTS ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS ARISING FROM FLUCTUATIONS IN THE PRICES OF THE UNDERLYING STOCKS, RISKS RELATING TO THE INDEX, GENERAL RISKS APPLICABLE TO THE STOCK MARKETS ON WHICH THE UNDERLYING STOCKS ARE TRADED AND THE POTENTIAL ILLIQUIDITY OF THE SECONDARY MARKET FOR THE WARRANTS. PURCHASERS SHOULD RECOGNIZE THAT THEIR WARRANTS MAY EXPIRE WORTHLESS AND SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS. THE WARRANTS ARE APPROPRIATE INVESTMENTS ONLY FOR PURCHASERS WITH OPTIONS APPROVED ACCOUNTS WHO ARE ABLE TO UNDERSTAND AND BEAR THE RISK OF A SPECULATIVE INVESTMENT IN THE WARRANTS. PURCHASERS OF WARRANTS SHOULD BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND UNDERSTAND THE RISKS OF STOCK INDEX TRANSACTIONS AND SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFULLY CONSIDERING ALL THE RISK FACTORS SET FORTH IN THIS SECTION OF THIS PROSPECTUS SUPPLEMENT AND UNDER "RISK FACTORS" IN THE PROSPECTUS, THE SUITABILITY OF THE WARRANTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. INVESTMENT DECISIONS RELATING TO THE WARRANTS REQUIRE THE PURCHASER TO PREDICT THE DIRECTION OF MOVEMENTS IN THE INDEX AS WELL AS THE AMOUNT AND TIMING OF THOSE MOVEMENTS.

GENERAL MARKET RISKS

     A Warrantholder will receive a cash payment upon exercise only if such Warrant has a Cash Settlement Value (or, if applicable, upon the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events" herein, an Alternative Settlement Amount) greater than zero at such time. Purchasers should recognize that their Warrants may expire worthless and they should be prepared to sustain a total loss of the purchase price of their Warrants. Before making any investment in the Warrants, it is important that a purchaser become informed about and understand the nature of the Warrants in general, the specific terms of the Warrants and the nature of the Index. A purchaser should understand the consequences of liquidating his investment in a Warrant by exercising it as opposed to selling it. It is especially important for a purchaser to be familiar with the procedures governing the exercise of the Warrants, since the Cash Settlement Value of the Warrants will fluctuate over the life of the Warrants and a failure to properly exercise a Warrant prior to its expiration could result in the loss of the opportunity to realize a Cash Settlement Value that is higher than the Cash Settlement Value that might otherwise be realized on the Expiration Date. To properly exercise the Warrants, a purchaser must know when the Warrants are exercisable and how to exercise them.

TRADING OF UNDERLYING STOCKS

     The Underlying Stocks are, or may be, traded on the NYSE, the AMEX and the NASDAQ. These markets have adopted measures intended to prevent extreme short-term price fluctuations resulting from order imbalances or significant movements in market indices. Purchasers should also be aware that certain of these markets may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants or result in an Exercise Limitation Event. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events." The past performance of the Underlying Stocks is not necessarily indicative of their individual or collective future performance.

RISKS RELATING TO OIL AND NATURAL GAS EXPLORATION AND PRODUCTION COMPANIES

     Volatility of Oil and Natural Gas Prices. Stocks of oil and natural gas exploration and production companies have historically tracked oil and natural gas commodity prices, which are very volatile. Accordingly, the trading prices of stocks of oil and natural gas exploration and production companies, including the Underlying Stocks, have experienced significant volatility in the past. The revenue, profitability and future rate of growth of the issuers of the Underlying Stocks are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the issuers of the Underlying Stocks. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East and elsewhere, the foreign supply of oil and natural gas, the price of oil and natural gas imports and overall economic conditions. From time to time, oil and natural gas prices have been depressed by excess domestic and imported supplies. There can be no assurance that current price levels will be sustained. It is impossible to predict future oil and natural gas price movements with any certainty. Accordingly, it is impossible to predict the future trading prices of the Underlying Stocks or the Index with any certainty.

     Governmental Regulation. The trading prices of the Underlying Stocks may be affected by governmental regulation involving oil and natural gas production. Oil and natural gas operations are subject to various United States federal, state and local and foreign and international governmental regulations that change from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and material produced or used in connection with oil and natural gas operations are subject to regulation under United States federal, state and local and foreign and international laws and regulations primarily relating to protection of human health and the environment.

     Other Industry Risks. The nature of the oil and natural gas business also involves a variety of operating risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, mechanical failure and collapsed holes (particularly in horizontal wellbores), and damage or loss from adverse weather and seas. Such events, among others, could affect the trading prices of certain of the Underlying Stocks.

OFFERING PRICE OF WARRANTS; WARRANTS NOT A PERFECT HEDGE

     The initial public offering price of the Warrants is in excess of the price a commercial user of or dealer in options on the Index might pay for comparable options involving larger notional amounts. The Warrants should not be considered to be a perfect hedge with respect to the value of the Index or all or any portion of the Underlying Stocks.

CERTAIN FACTORS AFFECTING THE VALUE OF THE WARRANTS

     The Cash Settlement Value of the Warrants at any time prior to expiration is expected typically to be less than the trading price of the Warrants at that time. The difference between the trading price and the Cash Settlement Value will reflect a number of factors, including, among other things, a "time value" for the Warrants and the supply of and demand for the Warrants. The "time value" of the Warrants will depend partly upon the length of the period remaining to expiration, among other factors. The Expiration Date of the Warrants may be accelerated should, among other things, the Warrants be delisted or should their trading on the AMEX be permanently suspended unless the Warrants are accepted at the same time for trading on another United States national securities exchange. Any such acceleration could result in the total loss of any remaining "time value," and could occur when the Warrants are out-of-the-money (i.e., when the Spot Index is less than or equal to the Strike Index), thus resulting in total loss of the purchase price of the Warrants. See "Description of the Warrants." Before exercising or selling Warrants, Warrantholders should carefully consider, among other things, the trading price of the Warrants, the level of the Index at such time, the time remaining to expiration, the probable range of Cash Settlement Values and any related transaction costs.

     The trading price of a Warrant at any time is expected to be dependent on
(i) the relationship between the Strike Index and the level of the Index at such time and (ii) a number of other interrelated factors, including those listed below. The relationship among these factors is complex. However, the expected theoretical effect on the trading price of a Warrant of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

          (1) The prevailing level of the Index. If the level of the Index rises in relation to the Strike Index, the trading price of a Warrant is expected to increase; if the level of the Index falls in relation to the Strike Index, the trading price of a Warrant is expected to decrease.

          (2) The volatility of the Index. If volatility increases, the trading price of the Warrants is expected to increase; if volatility decreases, the trading price of Warrants is expected to decrease.

          (3) The time remaining to the expiration date of the Warrants. As the time remaining to the Expiration Date of the Warrants decreases, the trading price of Warrants is expected to decrease.

          (4) The prevailing interest rates. If the prevailing interest rates decrease, the trading price of a Warrant is expected to decrease. If such interest rates increase, the trading price of a Warrant is expected to increase.

          (5) Dividend rates. If dividend rates on the Underlying Stocks increase, the trading price of a Warrant is expected to decrease. However, increased dividend rates may positively affect the value of the Index, which will tend to positively affect the trading price of a Warrant. If such dividend rates decrease, the trading price of a Warrant is expected to increase. However, decreased dividend rates may negatively affect the value of the Index, which will tend to adversely affect the trading price of a Warrant.

As noted above, these hypothetical scenarios are based on the assumption that all other factors are held constant. In reality, it is unlikely that only one factor would change in isolation, because changes in one factor usually cause, or result from, changes in others. For example, as a result of other factors, the trading price of a Warrant may decline significantly even if there is an increase in the level of the Index as compared to the Strike Index. Some of the factors referred to above are, in turn, influenced by the political and economic factors discussed herein. No assurances can be given that the expected theoretical effects on the trading price of the Warrants described above will prove to be accurate.

WARRANTS NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION

     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. The Warrants are not standardized stock index options of the type issued by the OCC, a clearing agency regulated by the Securities and Exchange Commission (the "Commission"). For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value or the Alternative Settlement Amount on the exercise or expiration of the Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for some OCC standardized options.

MINIMUM EXERCISE AMOUNT

     Except in the event of automatic exercise, no fewer than 500 Warrants may be exercised by a Warrantholder at any one time. Accordingly, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Warrantholders must satisfy the minimum exercise amount requirement described above separately with respect to certificated and book-entry Warrants, even if both kinds of Warrants are to be exercised at the same time.

MAXIMUM EXERCISE AMOUNT

     Except in the event of automatic exercise, all exercises of Warrants are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. Thus, Warrantholders may under certain circumstances be prevented from exercising all of their Warrants on a single Exercise Date. See "Description of the Warrants -- Maximum Exercise Amount." As a result of any postponed exercise as described above, Warrantholders may receive a Cash Settlement Value that is determined as of a date later than the otherwise applicable Valuation Date. As a result of any such postponement, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

RISKS AND COSTS ASSOCIATED WITH CONVERSION AND EXERCISE OF WARRANTS

     The Warrants will originally be issued as certificates in registered form (a "Warrant Certificate"). Accordingly, a beneficial owner of Warrants holding such Warrants indirectly may exercise such Warrants only through such owner's registered holder. For instance, in the case of a beneficial owner holding Warrants through his broker in "street name" who wishes to exercise his Warrants, such beneficial owner must direct his broker, who may in turn need to direct another intermediary, to deliver an Exercise Notice and the related Warrants to the Warrant Agent. To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given Business Day, a beneficial owner of Warrants may need to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day. Different brokerage firms or intermediaries may have different cut-off times and other exercise mechanics. Therefore, Warrantholders should consult with their brokers or other intermediaries as to applicable cut-off times and other exercise mechanics. See "Description of the Warrants -- Exercise and Settlement of Warrants" and
"-- Limit Option."

     Forty-five calendar days after the closing of the offering (which closing
is expected to be on August   , 1998), each Warrantholder will have the option
to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry form (the "Conversion Option"). Such conversion will occur through the facilities of The Depository Trust Company, New York, New York ("DTC," which term, as used herein and in the Prospectus, includes any successor depositary selected by the Company). See "Description of the Warrants -- Book-Entry Conversion" herein and "Description of
Warrants -- Book-Entry Procedures and Settlement" in the Prospectus. In order to be exchanged for a Warrant in book-entry form during the period of forty-five calendar days after the forty-fifth calendar day since the closing, a Warrant Certificate must be delivered to DTC, in proper form for deposit, by an entity entitled to execute, clear and settle transactions through DTC (a "Participant"). After the last day of the forty-five day period, DTC will not be required to accept delivery of Warrant Certificates in exchange for book-entry Warrants, but may permit Warrant Certificates to be so exchanged on a case-by-case basis. However, there can be no assurance that such Warrant Certificates would be accepted for exchange. Warrants surrendered at any time for exchange for book-entry Warrants may not be exercised or delivered for settlement of transfer until such exchange has been effected. Accordingly, if an increase in the value of the Index were to occur after a Warrant Certificate had been surrendered for exchange into book-entry form, a Warrantholder would not be able to take advantage of the increase by exercising his Warrant until such exchange had been effected. In addition, to exercise Warrants, a Warrantholder who has utilized the Conversion Option must direct a broker, who may in turn need to direct a Participant, to transfer Warrants held by DTC on behalf of such Warrantholder and to submit an Exercise Notice to the Warrant Agent. A Warrantholder may desire that the Business Day on which his Warrants and an Exercise Notice are delivered on his behalf to the Warrant Agent will constitute the Exercise Date for the Warrants being exercised (for example, to utilize the Limit Option most effectively). To achieve such objective, the Warrantholder must cause such Warrants (including Warrants held through the facilities of Cedel Bank or Euroclear) to be transferred free on the records of DTC to, and such Exercise Notice to be received by, the Warrant Agent prior to 3:00 P.M., New York City time, on such Business Day. To ensure that such Warrants and Exercise Notice will be received by the Warrant Agent at or prior to such time, such

Warrantholder may need to give the appropriate directions to his broker before such broker's (and, if such broker is not a Participant, the applicable Participant's) cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms may have different cut-off times and other exercise mechanics for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders holding their Warrants in book-entry form should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See "Description of the Warrants -- Exercise and Settlement of Warrants" and
"-- Limit Option." Neither the Company, the Warrant Agent nor the Determination Agent will have any responsibility for the performance by DTC (or its Participants or indirect participants) of its obligations under the rules and procedures governing its operations.

DELAY OR POSTPONEMENT OF VALUATION OF WARRANTS

     Except upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event, the Valuation Date for an exercised Warrant will be the first Business Day on which the Index is calculated and disseminated by the AMEX after the related Exercise Date. The Exercise Date for an exercised Warrant, subject to certain exceptions, will be the Business Day on which such Warrant and an Exercise Notice in proper form are received by the Warrant Agent if received prior to 3:00 P.M., New York City time, on such day. If such Warrant and Exercise Notice are received after such time or on a day which is not a Business Day, the Exercise Date will be the next succeeding Business Day. See "Description of the Warrants -- Exercise and Settlement of Warrants." Therefore, a Warrantholder will not be able to determine, at the time a Warrantholder submits an Exercise Notice, the Spot Index that will be used in calculating the Cash Settlement Value of such Warrant (and will thus be unable to determine such Cash Settlement Value). Any downward movement in the value of the Index between the time a Warrantholder submits an Exercise Notice and the time the Spot Index for such exercise is determined may result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount, as the case may be, that is less than the Cash Settlement Value anticipated by such Warrantholder based on the closing value of the Index most recently reported prior to submission of such Exercise Notice. The period between the submission of an Exercise Notice and the determination of the Spot Index will, at a minimum, represent an entire Business Day and may be substantially longer: (i) in the case of a Valuation Date postponed following an Extraordinary Event or an Exercise Limitation Event; or (ii) in the case of a delayed exercise as a result of the exercise of a number of Warrants exceeding the maximum permissible amount. Accordingly, the value of the Index may change significantly during any such period and such movements could adversely affect the Cash Settlement Value of the Warrants being exercised.

     If the Company determines that an Extraordinary Event or an Exercise Limitation Event has occurred and is continuing on any day that would otherwise be a Valuation Date for any exercised Warrant, then the Valuation Date for such Warrant will be postponed to the next Business Day on which the Index is calculated and disseminated by the AMEX on which there is no Extraordinary Event or Exercise Limitation Event. If the postponed Valuation Date has not occurred on or prior to the Expiration Date or the Delisting Date, the Warrantholders will receive the Alternative Settlement Amount (as described below) in lieu of the Cash Settlement Value. In the case of an Extraordinary Event, if the Company determines that such Extraordinary Event is expected to continue and the Company notifies the Warrant Agent that it is cancelling the Warrants, then the date on which such notice is given will become the Valuation Date for such Warrant, in which case such Warrantholder will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount.

     The Cash Settlement Value or the Alternative Settlement Amount of a Warrant determined as of any such postponed Valuation Date may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value thereof. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events," which includes a description of events, circumstances or causes constituting Extraordinary Events and Exercise Limitation Events.

DELISTING OF WARRANTS

     Application has been made to list the Warrants on the AMEX under the symbol "PWP.WS." In the event the Warrants are delisted from, or permanently suspended from trading on, the AMEX and not accepted at the same time for trading on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value (or, if applicable, the Alternative Settlement Amount) shall be calculated and settled as provided under "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events" and
"-- Delisting of Warrants."

CANCELLATION OF THE WARRANTS UPON OCCURRENCE OF AN EXTRAORDINARY EVENT

     If the Company determines that an Extraordinary Event has occurred and is continuing and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation (the date of such notice being the "Cancellation Date") and each Warrantholder's rights under the Warrants and Warrant Agreement shall thereupon cease. In such circumstances, each Warrant shall be exercised (even if such Warrant would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the holder of each Warrant shall receive the Alternative Settlement Amount which shall equal the sum of (i) an amount calculated with reference to the Cash Settlement Value of the Warrants on or about the Cancellation Date, subject to certain exceptions and adjustments, and (ii) an amount calculated with reference to the remaining time value of the Warrants. In such event, a purchaser may be adversely affected if such Alternative Settlement Amount is paid and such amount is less than the amount a purchaser would have received if the Warrants had not been cancelled. See "Description of the Warrants -- Extraordinary Events and Exercise Limitation Events."

OTHER CONSIDERATIONS

     Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuations in the value of the underlying investment. In general, certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equities or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of a Warrant is likely to reflect primarily the value of the Index.

     The purchaser of a Warrant may lose his entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the relative value of the Index, be worthless when it expires. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that a purchaser of the Warrant will lose all of his investment. This means that the purchaser of a Warrant who does not sell it in the secondary market or exercise it prior to expiration will necessarily lose his entire investment in the Warrant if it expires when the Spot Index is less than or equal to the Strike Index.

     Warrants relating to the Index have not been previously publicly offered and it is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, during the life of the Warrants, the Company or one or more of its affiliates may from time to time purchase and exercise the Warrants, resulting in a decrease in the liquidity of the Warrants.

     The AMEX requires that the Warrants be sold only to investors whose accounts have been approved for options trading. In addition, the AMEX requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in the Warrants.

     PaineWebber, in its capacity as Determination Agent, will have no obligation to take the interests of the Company or the Warrantholders into consideration in the event it determines, composes or calculates the

Cash Settlement Value or, if applicable, the Alternative Settlement Amount. PaineWebber and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management. In addition, the Company or one or more of its affiliates will engage from time to time before and after the date of this Prospectus Supplement in hedging activities. These transactions and activities may affect the prices of Underlying Stocks or the value of the Index. Accordingly, under certain circumstances, conflicts of interest may arise between PaineWebber's responsibilities as Determination Agent with respect to the Warrants and the obligations of the Company and its affiliates under one or more hedges. In addition, because PaineWebber is an affiliate of the Company, certain conflicts of interest may arise in connection with PaineWebber performing its role as Determination Agent. PaineWebber, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to any calculation of the Cash Settlement Value prior to its dissemination. PaineWebber is also obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment.

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. (the "Company") is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 17,000 people in 291 offices worldwide.

     The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber, and other specialized subsidiaries. These activities are conducted through interrelated business groups, which utilize common operational and administrative personnel and facilities. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Nasdaq Stock Market or on other over-the-counter markets.

     The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

     For purposes of this Prospectus Supplement, all references to the "Company" refer collectively to Paine Webber Group Inc. and its operating subsidiaries, unless the context otherwise requires, and all references to "PaineWebber" refer to PaineWebber Incorporated.

                              RECENT DEVELOPMENTS

     On July 13, 1998, the Company announced operating results for the three months ended June 30, 1998. Those results and the results for the comparable three months of the prior year are as follows:

                                                                    THREE MONTHS
                                                                   ENDED JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                    (UNAUDITED)
Total Revenues..............................................  $1,900,283    $1,619,769
Net Revenues................................................   1,162,168       975,940
Income Before Income Taxes and Minority Interest............     211,999       151,327
Net Income..................................................     129,501        93,124
Earnings Per Share
  Basic.....................................................  $     0.88    $     0.66
  Diluted...................................................  $     0.82    $     0.58

                                USE OF PROCEEDS

     A substantial portion of the proceeds to be received by the Company from the sale of the Warrants will be used by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Warrants. Such hedging activities are expected to include purchasing or maintaining positions in a variety of financial instruments relating to the Index and the Underlying Stocks. The conduct of such hedging activities will not be limited to any particular securities or futures exchange. Depending on future market conditions and the actual amount of Warrants outstanding from time to time, among other things, the aggregate amount and the composition of such positions are likely to vary over time. The remainder of the proceeds, if any, will be used for general corporate purposes.

                  THE PAINEWEBBER OIL AND GAS PRODUCERS INDEX

     The PaineWebber Oil and Gas Producers Index (the "Index") is a new market capitalization-weighted stock index currently comprised of stocks of 22 U.S. based oil and natural gas exploration and production companies. The total market capitalization of the issuers of the Underlying Stocks was approximately $45.6 billion on July 21, 1998. The median capitalization of the issuers of the Underlying Stocks on that date was approximately $1.1 billion. The individual market capitalizations of the issuers of the Underlying Stocks on that date ranged from approximately $0.2 billion to approximately $8.4 billion.

     The AMEX will generally calculate and disseminate the value of the Index based upon the most recently reported sale prices of the Underlying Stocks (as reported by the Exchanges) at approximately 15-second intervals during the AMEX's business hours via the CTS. At the beginning of each Business Day, the initial value of the Index will be the same as the Spot Index from the previous Business Day. As opening trades in the Underlying Stocks are reported by the Exchanges, such trades will be reflected in the published Index. This calculation process using the current primary market prices for the Underlying Stocks will continue throughout each Business Day.

     After the close of trading on each Business Day the Index will continue to be updated to reflect the effects of any corrections, cancellations or late reported sales until the time at which the Exchanges disseminate their respective closing summary reports showing, among other things, closing prices. The closing summaries will ordinarily be considered the definitive source of closing price data.

COMPUTATION OF THE INDEX

     The AMEX currently computes the Index as of a particular time as described below.

        (1) The product of the price per share and the number of then outstanding shares of each Underlying Stock is determined as of such time (such product being referred to as the "Market Value" of such stock).

        (2) The Market Values of all Underlying Stocks as of such time (as determined under clause (1) above) are aggregated.

        (3) The aggregate Market Value of all Underlying Stocks as of such time (as determined under clause (2) above) is divided by the "Base Value." The Base Value was set equal to the aggregate market value of all Underlying Stocks on July 1, 1996. The Base Value will be adjusted for certain events, as described more fully below.

        (4) The resulting quotient (expressed in decimals) is multiplied by 100.

     While the AMEX currently employs the above methodology to calculate the Index, no assurance can be given that the AMEX will not modify or change such methodology in a manner that may affect the Cash Settlement Value or Alternative Settlement Amount, if any, payable to Warrantholders.

INDEX COMPOSITION

     The Index will be maintained by the AMEX in accordance with its rules relating to stock index options so that: (i) the Index will consist of not less than 15 Underlying Stocks and not more than 29 Underlying Stocks; (ii) Underlying Stocks constituting the top 90% of the Index, by weight, will have a minimum market capitalization of $75 million, and the Underlying Stocks constituting the bottom 10% of the Index, by weight, may have a minimum market capitalization of $50 million; (iii) 90% of the Index, by weight, and at least 80% of the total number of issuers of Underlying Stocks will meet the AMEX's then current criteria for standardized options trading; (iv) all Underlying Stocks will either be listed on the AMEX or the NYSE or traded on the NASDAQ;
(v) no Underlying Stock will represent more than 25% of the Index, by weight, and the five most highly weighted Underlying Stocks will not in the aggregate account for more than 60% of the Index, by weight; (vi) monthly trading volume of each Underlying Stock will be at least 500,000 shares in each of the previous six months, or for each of the lowest weighted issuers of Underlying Stocks that in aggregate account for no more than 10% of the weight of the Index, the monthly trading volume may be at least 400,000 shares for each of the previous six months; and (vii) the lesser of the five most highly weighted Underlying Stocks or the most highly weighted Underlying Stocks that in the aggregate represent at least 30% of the total number of Underlying Stocks shall have had an average monthly trading volume of at least 1,000,000 shares over the previous six months. To the extent one or more of these maintenance requirements is not met, the AMEX may determine to modify the composition of the Index. The Company may suggest certain changes to the composition of the Index; however, the AMEX, in its sole discretion, shall make all final determinations.

ADJUSTMENTS TO THE INDEX

     The AMEX will adjust the Index to negate the effects of changes in the Market Value of an Underlying Stock that are determined by the AMEX to be arbitrary or not due to true market fluctuations. Such changes may include, among other things:

          (1) a merger or consolidation involving an issuer of an Underlying Stock which is not the surviving entity and such Underlying Stock is removed from the Index;

          (2) an extraordinary dividend or an extraordinary distribution (including upon liquidation or dissolution) of cash, other property of any kind or a security of a company which is not an oil and natural gas exploration and production company, which dividend or distribution is received pro rata by all holders of such Underlying Stock; and

          (3) changes to the number of shares outstanding of an issuer of an Underlying Stock due to the issuance of common stock, whether through a public offering, a private placement (including the sale to an employee benefit plan), a conversion of convertible debt or preferred stock, an announced stock buyback, a merger or acquisition or any other issuance.

     If the number of shares outstanding of an issuer of an Underlying Stock changes during any calendar quarter by more than 5%, an adjustment will be made promptly by the AMEX upon verification of such change. Otherwise, adjustments will be made quarterly based on publicly available information.

     In all such cases, the AMEX first recalculates the aggregate Market Value of all Underlying Stocks (after taking into account the removal of a particular Underlying Stock, the new trading price per share of a particular Underlying Stock or the new number of outstanding shares thereof) and then determines the new Base Value in accordance with the following formula:

                      Market Value after Adjustment
 Old Base Value X   ---------------------------------  = new Base Value
                    Market Value prior to Adjustments

     The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all Underlying Stocks resulting from the causes referred to above to the extent necessary to negate the effects of such events upon the Index.

THE UNDERLYING STOCKS

     The stocks listed below will initially be used to calculate the value of the Index. Warrantholders will not have any right to receive any Underlying Stock. Based on publicly available information, the following table sets forth each of the current Underlying Stocks, its trading symbol, the primary exchange on which it is traded, the total number of shares outstanding as of July 21, 1998, its price per share as of July 21, 1998, the market capitalization of its respective issuer as of July 21, 1998, and its average daily trading volume for the six month period ended June 30, 1998.

                                                                   SHARES                    MARKET        AVERAGE
                                                      PRIMARY    OUTSTANDING    SHARE    CAPITALIZATION     DAILY
                  COMPANY                    TICKER   EXCHANGE     (MM)(2)      PRICE       (MM)(3)       VOLUME(4)
                  -------                    ------   --------   -----------   -------   --------------   ---------
Anadarko Petroleum Corporation(1)..........  APC       NYSE         120.0      $31.438      $3,773.4        599,093
Apache Corporation.........................  APA       NYSE          98.6       27.625       2,723.8        517,815
Barrett Resources Corporation..............  BRR       NYSE          31.7       35.938       1,140.1        121,961
Burlington Resources Inc...................   BR       NYSE         177.1       37.750       6,685.4        614,806
Cross Timbers Oil Company..................  XTO       NYSE          46.4       18.250         847.1        148,131
Devon Energy Corporation...................  DVN       AMEX          32.3       34.813       1,125.1         93,661
Enron Oil & Gas Company....................  EOG       NYSE         154.9       17.063       2,642.4        392,803
Forcenergy Inc.............................  FEN       NYSE          24.7       15.250         376.0        139,894
Lomak Petroleum, Inc.......................  LOM       NYSE          22.1        9.563         211.5        129,014
Newfield Exploration Company...............  NFX       NYSE          36.2       21.625         782.2        113,289
Noble Affiliates, Inc......................  NBL       NYSE          57.0       34.000       1,936.4        245,463
Nuevo Energy Company.......................  NEV       NYSE          20.3       28.375         574.8        133,635
Ocean Energy, Inc..........................  OEI       NYSE         100.6       16.000       1,609.3        448,468
Oryx Energy Company........................  ORX       NYSE         106.2       19.813       2,103.3        425,276
Pioneer Natural Resources Company..........  PXD       NYSE         100.4       21.750       2,184.3        421,945
Pogo Producing Company.....................  PPP       NYSE          37.6       23.125         868.6        190,241
Santa Fe Energy Resources, Inc.............  SFR       NYSE         102.8        9.438         970.2        423,495
Seagull Energy Corporation.................  SGO       NYSE          63.0       15.750         992.7        413,318
Snyder Oil Corporation.....................  SNY       NYSE          33.5       19.938         667.9        104,476
Union Pacific Resources Group Inc..........  UPR       NYSE         251.1       16.500       4,142.5        901,736
Unocal Corporation.........................  UCL       NYSE         241.4       34.750       8,387.6      1,105,932
Vintage Petroleum, Inc.....................  VPI       NYSE          51.6       16.625         858.4        150,821

---------------
(1) Adjusted for 2 for 1 stock split effective July 1, 1998.

(2) Obtained from publicly available information filed with the Commission.

(3) May not represent the product of shares outstanding (as shown in the table) multiplied by share price due to rounding.

(4) Average daily trading volume for the six month period ended June 30, 1998.

     Each of the issuers of the Underlying Stocks is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, each of the issuers files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information may be inspected and copied at certain offices of the Commission at the addresses listed under "Available Information" in the Prospectus. The following descriptions of the issuers of the Underlying Stocks have been derived from the most recent Annual Reports on Form 10-K filed by such issuers with the Commission.

                                                        PROVED RESERVES
                                      ----------------------------------------------------
                                        GAS          OIL         TOTAL
              COMPANY                 (BCF)(1)   (MMBBLS)(2)   (MMBOE)(3)   % GAS    % OIL
              -------                 --------   -----------   ----------   ------   -----
Anadarko Petroleum Corporation......   1,730         420           708        41%     59%
Apache Corporation..................   1,872         274           586        53      47
Barrett Resources Corporation.......     851          19           161        88      12
Burlington Resources Inc............   6,418         254         1,323        81      19
Cross Timbers Oil Company...........     816          62           198        69      31
Devon Energy Corporation............     616          81           184        56      44
Enron Oil & Gas Company.............   4,001          78           745        90      10
Forcenergy Inc......................     381          58           122        52      48
Lomak Petroleum, Inc................     574          30           126        76      24
Newfield Exploration Company........     337          16            73        78      22
Noble Affiliates, Inc...............   1,482         131           378        65      35
Nuevo Energy Company................     391         227           292        22      78
Ocean Energy, Inc...................     238          69           108        37      63
Oryx Energy Company.................   1,429         402           640        37      63
Pioneer Natural Resources Company...   2,267         384           762        50      50
Pogo Producing Company..............     401          58           125        53      47
Santa Fe Energy Resources, Inc......     253         129           171        25      75
Seagull Energy Corporation..........     868          72           217        67      33
Snyder Oil Corporation..............     363          17            77        78      22
Union Pacific Resources Group
  Inc...............................   2,620         247           683        64      36
Unocal Corporation..................   6,550         533         1,625        67      33
Vintage Petroleum, Inc..............     552         188           280        33      67


              COMPANY                             PRIMARY REGIONS
              -------                             ---------------
Anadarko Petroleum Corporation......  Mid-Continent, Gulf of Mexico, Alaska
                                      and Algeria
Apache Corporation..................  Gulf of Mexico, Gulf Coast, Anadarko
                                      Basin, Permian Basin, Canada, offshore
                                      Australia, Egypt, Poland, offshore
                                      China, offshore Ivory Coast and
                                      Indonesia
Barrett Resources Corporation.......  Rocky Mountain, Mid-Continent and Gulf
                                      of Mexico
Burlington Resources Inc............  San Juan Basin, Mid-Continent, Gulf of
                                      Mexico, Gulf Coast, East Irish Sea,
                                      Algeria and Venezuela
Cross Timbers Oil Company...........  Western Oklahoma, Permian Basin,
                                      Hugoton Field, San Juan Basin and Green
                                      River Basin
Devon Energy Corporation............  Permian Basin, San Juan Basin, Rocky
                                      Mountain, Mid-Continent and Western
                                      Canada Sedimentary Basin
Enron Oil & Gas Company.............  Wyoming, Texas, Gulf of Mexico, New
                                      Mexico, Utah, Canada, Trinidad and
                                      India
Forcenergy Inc......................  Gulf of Mexico and Alaska
Lomak Petroleum, Inc................  Permian Basin, Mid-Continent,
                                      Appalachia and Gulf Coast
Newfield Exploration Company........  Gulf of Mexico
Noble Affiliates, Inc...............  Gulf of Mexico, Gulf Coast,
                                      Mid-Continent, Rocky Mountain,
                                      Argentina, China, Ecuador, Equatorial
                                      Guinea and U.K. North Sea
Nuevo Energy Company................  California, East Texas, Gulf Coast and
                                      West Africa
Ocean Energy, Inc...................  Gulf of Mexico
Oryx Energy Company.................  Onshore and offshore U.S., the U.K.
                                      North Sea, Ecuador, Kazakhstan,
                                      Australia and Algeria
Pioneer Natural Resources Company...  Gulf Coast, Mid-Continent, Permian
                                      Basin, Argentina and Canada
Pogo Producing Company..............  Gulf of Mexico, New Mexico, Texas,
                                      Louisiana and Gulf of Thailand
Santa Fe Energy Resources, Inc......  Permian Basin, Gulf of Mexico,
                                      Southeast Asia, South America and West
                                      Africa
Seagull Energy Corporation..........  Arkoma Basin, Arklatex Area, Mid-
                                      Continent, Gulf Coast, Gulf of Mexico,
                                      Egypt, Cote D'Ivoire, Tatarstan and
                                      Indonesia
Snyder Oil Corporation..............  Gulf of Mexico, Rocky Mountain and
                                      Louisiana
Union Pacific Resources Group
  Inc...............................  Texas, Louisiana, Colorado, Wyoming,
                                      Gulf Coast and Gulf of Mexico
Unocal Corporation..................  Gulf of Mexico, Asia and Latin America
Vintage Petroleum, Inc..............  West Coast, Gulf Coast, East Texas,
                                      Mid-Continent, Argentina and Bolivia

---------------
(1) Billions of cubic feet.

(2) Millions of barrels, including natural gas liquids.

(3) Millions of barrels of oil equivalent. One barrel of oil is the energy equivalent to six thousand cubic feet of natural gas.

     THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE WARRANTS OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING STOCKS. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING THE ISSUERS OF THE UNDERLYING STOCKS ARE DERIVED SOLELY FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED ABOVE THAT HAVE BEEN FILED WITH THE COMMISSION BY THE RESPECTIVE ISSUERS OF THE UNDERLYING STOCKS AND, IN THE CASE OF PRICE INFORMATION, FROM MARKET DATA SUBSCRIPTION SERVICES. THE COMPANY AND THE UNDERWRITERS HAVE NOT VERIFIED THE ACCURACY OR THE COMPLETENESS OF SUCH INFORMATION CONCERNING THE ISSUERS OF THE UNDERLYING STOCKS. THUS, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR OR SUBSEQUENT TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED ABOVE) THAT WOULD EFFECT THE TRADING PRICES OF THE UNDERLYING STOCKS HAVE BEEN PUBLICLY DISCLOSED BY THE ISSUERS OF THE UNDERLYING STOCKS. BECAUSE THE AMOUNT PAYABLE IN RESPECT OF THE WARRANTS IS TIED TO THE TRADING PRICES OF THE UNDERLYING STOCKS, SUCH EVENTS, IF ANY, COULD ALSO AFFECT THE TRADING PRICE OF THE WARRANTS. THE COMPANY DOES NOT INTEND TO FURNISH TO WARRANTHOLDERS SUBSEQUENT INFORMATION WITH RESPECT TO THE ISSUERS OF THE UNDERLYING STOCKS.

     The Warrants are not sponsored, endorsed, sold or promoted by the AMEX. No inference should be drawn from the information contained in this Prospectus Supplement that the AMEX makes any representation or warranty, implied or express, to the Company, the Warrantholders or any member of the public regarding the advisability of investing in securities generally or in the Warrants in particular or the ability of the Index to track general stock market performance. The AMEX has no obligation to take the needs of the Company or the Warrantholders into consideration in determining, composing, calculating or adjusting the Index. The AMEX is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be settled in cash. The AMEX has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

     Except with respect to the responsibility of the Determination Agent to make certain calculations under certain circumstances as described herein, none of the Company, the Warrant Agent, the Determination Agent or any of the Underwriters accepts any responsibility for the calculation, maintenance, adjustment or publication of the Index. The AMEX disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index or for the manner in which the Index is applied in determining the Cash Settlement Value or Alternative Settlement Amount upon exercise of the Warrants.

HISTORICAL INFORMATION ON THE INDEX

     The following table sets forth the closing level of the Index at the end of each month during the period January 1995 through June 1998. All data presented in the following table is presented as if the Index had existed during such periods and had a value of 100.00 on July 1, 1996. The closing value of the Index on July 21, 1998 was 87.9. The data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Warrants may be. Any upward or downward trend in the closing value of the Index during any period set forth below is not any indication that the Index is more or less likely to decline at any time during the term of the Warrants.

                                                               MONTH-END HISTORICAL INDEX(1)
                                                              -------------------------------
                                                              1995    1996     1997     1998
                                                              ----    ----     ----     ----
January.....................................................  69.0     85.3    115.8     96.6
February....................................................  76.3     85.7    100.8    101.9
March.......................................................  81.5     90.4    103.2    108.8
April.......................................................  80.1     93.8    100.8    109.3
May.........................................................  83.7     92.8    111.7     97.5
June........................................................  78.1     99.2    102.7     96.4
July........................................................  78.8     94.2    109.2       --
August......................................................  83.0     97.8    118.1       --
September...................................................  80.3    102.2    122.5       --
October.....................................................  75.5    109.8    117.5       --
November....................................................  79.7    117.1    107.0       --
December....................................................  86.6    116.7    104.9       --

---------------
(1) The historical values of the Index provided under "Month-End Historical Index" and "PaineWebber Oil and Gas Producers Index -- Historical Levels" below assume that the Index had existed during such periods and were calculated using the method which the AMEX currently intends to use to calculate the Index. All stock price information has been sourced from market data subscription services and all stock issuance information has been adjusted for any stock splits. Information used to calculate the historical Index for the periods provided above has been obtained from publicly available sources, including Forms 10-K, 10-Q and 8-K and prospectuses.

    Apache Corporation shares were adjusted for the issuance of 8.4 million common shares in May 1995, the conversion of 3.93% convertible notes into
    2.8 million common shares in November 1997, and the conversion of 6.0% debentures into 5.1 million common shares in January 1998.

    Barrett Resources Corporation shares were adjusted for the issuance of 12.8 million common shares in July 1995 in connection with the merger of Plains Petroleum Company, and the issuance of 4.8 million common shares in June 1996.

    Burlington Resources Inc. shares were adjusted for the issuance of 52.7 million common shares in connection with the merger with The Louisiana Land and Exploration Company in October 1997.

    Cross Timbers Oil Company shares were adjusted for the issuance of 5.1 million common shares in August 1995, the exchange of 3.0 million common shares for convertible preferred stock in September 1996, the conversion of 5.25% convertible subordinated notes into 2.5 million common shares in December 1996 and into 2.3 million common shares in February 1997, and the issuance of 7.2 million common shares in April 1998. The company declared stock splits in March 1997 and February 1998.

    Devon Energy Corporation shares were adjusted for the issuance of 9.9 million common shares in January 1997.

    Forcenergy Inc. was added to the Index when it completed its initial public offering in August 1995. The company's shares have been adjusted to reflect the issuance of 1.6 million common shares in November 1996, the conversion of 7% exchangeable subordinated notes into 2.3 million common shares in November 1996, and the issuance of 2.8 million common shares in October 1997.

    Lomak Petroleum, Inc. shares were adjusted for the issuance of 2.1 million common shares in February 1995, the issuance of 1.2 million common shares in December 1995, the issuance of 0.6 million common shares in May 1996, and the issuance of 5.5 million common shares in March 1997.

    Noble Affiliates, Inc. shares were adjusted for the conversion of 4.25% convertible subordinated notes into 6.3 million common shares in November 1996.

    Nuevo Energy Company shares were adjusted for the issuance of 6.4 million common shares in April 1996, and the issuance of 0.9 million common shares upon the conversion of the outstanding shares of its 7% Preferred Stock in December 1996.

    Ocean Energy, Inc. shares were adjusted for the issuance of 10.5 million common shares in March 1996, the issuance of 7.3 million common shares in November 1997, and the issuance of 47.0 million common shares in March 1998 in connection with the United Meridian Corporation merger. All shares were also adjusted for the United Meridian Corporation merger.

    Oryx Energy Company shares were adjusted for the conversion of cumulative convertible preferred stock into 4.3 million common shares in April 1995.

    Pioneer Natural Resources Company was added to the Index in August 1997 as a newly formed company which was created in the merger of Parker & Parsley Petroleum Company and MESA Inc. The company's shares were adjusted for the issuance of 26.5 million common shares in connection with the acquisition of Chauvco Resources Ltd. in December 1997.

    Pogo Producing Company shares were adjusted for the conversion of notes into
    3.9 million common shares in March 1998.

    Santa Fe Energy Resources, Inc. shares were adjusted for the conversion of convertible preferred stock into 11.4 million common shares in the second quarter of 1997. The company's shares outstanding and stock price have been adjusted to reflect the pro-rata distribution of Monterey Resources Stock owned by the company to its shareholders in July 1997.

    Seagull Energy Corporation shares were adjusted for the issuance of 26.3 million common shares in October 1996.

    Union Pacific Resources Group Inc. was added to the Index in October 1995 when it completed its initial public offering.

    Vintage Petroleum, Inc. shares were adjusted for the issuance of 5.0 million split adjusted common shares in December 1995, and the issuance of 3.0 million common shares in January 1997. The company declared a stock split in October 1997.

     The following graph sets forth the daily historical performance of the Index from January 1, 1995 through July 21, 1998 as if the Index had existed during such periods. Past movements of the Index are not necessarily indicative of the future Index values.

        PAINEWEBBER OIL AND GAS PRODUCERS INDEX -- HISTORICAL LEVELS(1)
            Daily Values from January 1, 1995 through July 21, 1998

                                    [CHART]
---------------

(1) See footnote 1 under "Month-End Historical Index."

                          DESCRIPTION OF THE WARRANTS

GENERAL

     The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant
Agreement"), to be dated as of August   , 1998, between the Company, Citibank,
N.A., as Warrant Agent (the "Warrant Agent"), and PaineWebber, as Determination Agent (the "Determination Agent"). The following summaries of certain provisions of the Warrants and the Warrant Agreement do not purport to be complete and reference is made to all the provisions of the Warrant Agreement (including the form of Warrant Certificate and Global Warrant Certificate attached as exhibits thereto). The Warrant Agreement will be available for inspection by any Warrantholder at the office of the Warrant Agent (the "Warrant Agent's Office") which is currently located at 120 Wall Street, 13th Floor, New York, New York 10043, during the Warrant Agent's normal business hours. See "Description of Warrants" in the Prospectus.

     The aggregate number of Warrants to be issued is set forth on the cover page of this Prospectus Supplement and is subject to the right of the Company to "reopen" the issue of Warrants and issue additional Warrants with substantially identical terms at a later time.

     A Warrant will not require or entitle a Warrantholder to purchase or take delivery of any shares of any Underlying Stock or any securities of the Company. Upon exercise of a Warrant, the Company will make only a U.S. dollar cash payment in the amount of the Cash Settlement Value or Alternative Settlement Amount of such Warrant. The Company is under no obligation to, nor will it, sell or deliver to any Warrantholder shares of any Underlying Stock or any other securities in connection with the exercise of any Warrants. Warrantholders will not receive any interest on any applicable Cash Settlement Value or Alternative Settlement Amount, and the Warrants will not entitle the Warrantholders to any of the rights of holders of any Underlying Stock or any other securities.

     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

DETERMINATION OF CASH SETTLEMENT VALUE OF WARRANTS

     Each Warrant will entitle the Warrantholder to receive, upon exercise (including automatic exercise), the applicable Cash Settlement Value of such Warrant, except that, under the circumstances described under "-- Extraordinary Events and Exercise Limitation Events" below, such Warrantholder may instead receive the Alternative Settlement Amount for such Warrant. The "Cash Settlement Value" of a Warrant will equal an amount in U.S. dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot Index for the applicable Valuation Date exceeds the Strike Index divided by (B)
3.00. This amount is described by the following formula:

               CASH SETTLEMENT VALUE =SPOT INDEX -- STRIKE INDEX

                                         ------------------
                                                3.00

     The "Spot Index" for any date other than the Expiration Date and the two immediately preceeding Business Days means the closing value on the relevant Valuation Date of the Index as compiled and published by the AMEX. The "Spot Index" for each of the Expiration Date and the two immediately preceeding Business Days means the value of the Index as compiled and published by the AMEX on the relevant Valuation Date based upon the Exchanges' regular way opening sale prices for the Underlying Stocks on such date. If the AMEX discontinues publication of the Index, the Company will cause the Determination Agent to use its best efforts to determine the Spot Index based on substantially the same formula and method used by the Amex in calculating the Index as in effect on the date the Index was last published.

     The "Strike Index" will be equal to the closing value of the Index on the date of this Prospectus Supplement.

HYPOTHETICAL WARRANT VALUES ON EXERCISE

     Set forth below is a hypothetical example demonstrating the Cash Settlement Values of a Warrant with a Strike Index of 90.00 and at various levels of the Spot Index. The hypothetical Cash Settlement Values in the table do not reflect any "time value" for a Warrant, which may be reflected in trading prices, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs.

                                                             HYPOTHETICAL CASH SETTLEMENT
                                       HYPOTHETICAL SPOT   VALUE (ALSO KNOWN AS "INTRINSIC
                                             INDEX                VALUE") OF WARRANT
                                       -----------------   --------------------------------
                                              190                       $33.33
                                              170                        26.67
                                              150                        20.00
                                              130                        13.33
                                              110                         6.67
Equal to or less than................          90                         0.00

WARRANT CERTIFICATES

     The Warrants will be originally issued as Warrant Certificates. The Warrant Agent will from time to time register the transfer of any outstanding Warrant Certificate upon surrender thereof at the Warrant Agent's Office duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company duly executed by the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or a member of a United States national securities exchange. A new Warrant Certificate will be issued to the transferee upon any such registration of transfer.

     At the option of a Warrantholder, Warrant Certificates may be exchanged for other Warrant Certificates representing an equal number of Warrants upon surrender to the Warrant Agent at the Warrant Agent's Office of the Warrant Certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Warrant Certificates representing such equal number of Warrants.

     In the event that, after any exercise of Warrants evidenced by a Warrant Certificate, the number of Warrants exercised is fewer than the total number of Warrants evidenced by such Warrant Certificate, a new Warrant Certificate evidencing the number of Warrants not exercised will be issued to the registered holder or his assignee. See "-- Minimum Exercise Amount" below.

     If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Warrant Certificate, or in replacement for such lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate representing an equal number of Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Warrant Certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Warrant Certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In the event that all the Warrants represented by any such mutilated, lost, stolen or destroyed Warrant Certificate have been or are about to be exercised (including upon automatic exercise), the Company in its absolute discretion may, instead of issuing a new Warrant Certificate, direct the Warrant Agent to treat such Warrants as if the Warrant Agent had received an Exercise Notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

     No service charge will be made for any registration of transfer or exchange of Warrant Certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Warrant Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) related thereto.

BOOK-ENTRY CONVERSION

     During the forty-five calendar day period (the "Conversion Option Period") commencing on the forty-fifth day after the closing of the offering (which
closing date is expected to be August   , 1998), each Warrantholder will have
the option to convert the form in which such holder holds his Warrants from certificated to book-entry form by utilizing the Conversion Option. The
Conversion Option period is expected to run from                     , 1998,
through                     , 1998.

     In order to be exchanged for a Warrant in book-entry form, a Warrant Certificate must be delivered to DTC, in proper form for deposit, by a Participant. Accordingly, a Warrantholder who is not a Participant must deliver his Warrant Certificate, in proper form for deposit, to a Participant, either directly or through an indirect participant (such as a bank, brokerage firm, dealer or trust company that clears through, or maintains a custodial relationship with, a Participant either directly or indirectly) or a brokerage firm which maintains an account with a Participant, in order to have his Warrant Certificate exchanged for a Warrant in book-entry form. Warrantholders who desire to exchange their Warrant Certificates for Warrants in book-entry form should contact their brokers or other Participants or indirect participants to obtain information on procedures for submitting their Warrant Certificates to DTC, including the proper form for submission, and (during the Conversion Option Period) the cut-off times for same day and next day exchange. Warrant Certificates which are held by a Warrantholder in nominee or "street" name may be exchanged into book-entry form by the broker or other entity in whose name such Warrant Certificates are registered, without action of, or consent by, the beneficial owner of the related Warrant.

     Warrant Certificates received by DTC for exchange during the Conversion Option Period will be exchanged for Warrants in book-entry form by the close of business on the Business Day that such Warrant Certificates are received by DTC (if received by DTC at its then applicable cut-off time for same day credit) or on the following Business Day (if received by DTC at its then applicable cut-off time for next day credit). After the last day of the Conversion Option Period, DTC will not be required to accept delivery of Warrant Certificates in exchange for book-entry Warrants, but may permit Warrant Certificates to be so exchanged on a case-by-case basis. However, there can be no assurance that such Warrant Certificates would be accepted for exchange. Warrant Certificates surrendered at any time for exchange for book-entry Warrants may not be exercised or delivered for settlement of transfer until such exchange has been effected. Accordingly, if an increase in the value of the Index were to occur after a Warrant Certificate had been surrendered for exchange into book-entry form, a Warrantholder would not be able to take advantage of the increase by exercising his Warrant until such exchange had been effected. Because Warrant Certificates are not required to be exchanged for Warrants in book-entry form, it is likely that not all Warrant Certificates will be so exchanged. Accordingly, Warrantholders purchasing Warrants in secondary market trading after commencement of the Conversion Option Period may wish to make specific arrangements with brokers or other Participants or indirect participants if they wish to purchase Warrants only in book-entry form and not certificated form.

     Once a Warrantholder has elected the Conversion Option, such Warrant holder may hold his Warrants only in book-entry form and will not be able to change his election or withdraw from the book-entry system during the Conversion Option Period or thereafter. Accordingly, except as hereinafter provided, ownership of the Warrants in certificated form will no longer be available to Warrantholders who have elected the Conversion Option and ownership of the Warrants surrendered under the Conversion Option will be represented by a single certificate (the "Global Warrant Certificate"). Notwithstanding anything above to the contrary, the Global Warrant Certificate is exchangeable in whole but not in part (free of charge to the holder) for the Warrant Certificates if but only if (i) DTC is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or (ii) the Corporation would suffer a material disadvantage in respect of the Warrants as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction which would not be suffered were the Warrants in certificated form. In either instance, and in accordance with the provisions of the Warrant Agreement, each Warrantholder will be entitled to have a number of Warrants equal to the number of such Warrantholder's beneficial interests in the Global Warrant Certificate registered in the name of the Warrantholder and will be entitled to physical delivery of such Warrants in certificated form by a Participant.

     The Global Warrant Certificate will initially be registered in the name of a nominee of DTC. The Warrant holdings of the Participants will be recorded on the books of DTC.

     Except as otherwise provided herein or in the Global Warrant Certificate, the Warrant Agent shall promptly register the transfer of the Global Warrant Certificate in its records (which may be maintained electronically), only to DTC, to another nominee of DTC, to a successor depository or to a nominee of a successor depository, upon surrender of such Global Warrant Certificate, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company, duly executed by the registered holder thereof or by the duly appointed legal representative thereof, or by its duly authorized attorney, such signature to be guaranteed by a bank or trust company having a correspondent office in New York City or a member of a United States national securities exchange.

CEDEL BANK AND EUROCLEAR

     Warrantholders may hold their Warrants in book-entry form through Cedel Bank or Euroclear only if they are participants of such systems, or indirectly through organizations which are participants in such systems. The common security registration number used by Cedel Bank and Euroclear for the Warrants
is        . Under no circumstances may Warrants in certificated form be held, cleared or exercised through the facilities of Cedel Bank or Euroclear.

     Cedel Bank and Euroclear will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. Citibank, N.A., New York office ("Citibank") will act as depositary for Cedel Bank, societe anonyme ("Cedel Bank"), and Morgan will act as depositary for Euroclear (in such capacities, the "Depositaries").

     Exercises of book-entry Warrants by persons holding through Cedel Bank or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its Depositary; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its Depositary to take action to effect its exercise of the Warrants on its behalf by delivering Warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Warrants held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Bank participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. See "-- Exercise and Settlement of Warrants" herein.

     Cedel Bank is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Cedel Bank participants through electronic book-entry changes in accounts of Cedel Bank participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled through Cedel Bank in any of 36 currencies, including U.S. dollars. Cedel Bank provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank participant, either directly or indirectly. All securities in Cedel Bank are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

     The Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 35 currencies, including U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described in the Prospectus. The Euroclear System is operated by Morgan Guaranty Trust Company ("Morgan"), Operator for Euroclear System, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). Morgan is a member bank of the United States Federal Reserve System. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipt of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     All information herein on Cedel Bank and Euroclear is derived from publicly available information prepared by Cedel Bank or Euroclear, as the case may be, and reflects the policies of such organizations; such policies are subject to change without notice. Neither the Company nor the Underwriters take any responsibility for the accuracy or completeness of such information.

EXERCISE AND SETTLEMENT OF WARRANTS

  Exercise

     The Warrants will be exercisable immediately upon issuance, subject to the limitation on the maximum number of Warrants that may be exercised as described herein, and may be exercised until 3:00 P.M., New York City time, on the "Final Exercise Date," which shall be the earlier of: (i) the third Business Day immediately preceding the Expiration Date; and (ii) the last Business Day prior to the Delisting Date. Any Warrant not exercised before 3:00 P.M., New York City time, on the Final Exercise Date will be automatically exercised on the earlier of the Expiration Date or the Delisting Date (or, if such day is not a Business Day, the next succeeding Business Day), as the case may be; provided, however, that Warrants that have no Cash Settlement Value will expire worthless.

     A Warrantholder may exercise certificated Warrants on any Business Day during the period from the date of issuance of such Warrants until 3:00 P.M., New York City time, on the Final Exercise Date, by delivering or causing to be delivered to the Warrant Agent in New York City the Warrant Certificate representing such Warrants with the irrevocable notice of exercise on the reverse thereof (or an irrevocable notice of exercise in substantially identical form delivered therewith) (such notice, an "Exercise Notice") duly completed and executed. The Warrant Agent's telephone number and facsimile transmission number for information relating to the exercise of certificated Warrants are currently
(212) 657-7269 and (212) 825-3483, respectively.

     In the case of book-entry Warrants held through the facilities of DTC, a Warrantholder may exercise such Warrants on any Business Day during the period from the date on which his certificated Warrants have been effectively converted into book-entry form during Conversion Option Period until 3:00 P.M., New York City time, on the Final Exercise Date, by causing (x) such Warrants to be transferred free to the Warrant Agent on the records of DTC and (y) a duly completed and executed Exercise Notice to be delivered to the Warrant Agent by a Participant on behalf of the Warrantholder. The Warrant Agent's telephone number and facsimile transmission number for information relating to the exercise of book-entry Warrants are currently (201) 262-6499 and (201) 262-7521, respectively. Forms of Exercise Notice for Warrants held through the facilities of DTC may be obtained from the Warrant Agent at the Warrant Agent's Office.

     In the case of Warrants held through the facilities of Cedel Bank or Euroclear, a Warrantholder may exercise such Warrants on any Business Day during the period from the date on which his certificated Warrants have been effectively converted into book-entry form during the Conversion Option Period until 3:00 P.M., New York City time, on the Final Exercise Date, by causing (x) such Warrants to be transferred free to the Warrant Agent by giving appropriate instructions to the participant holding such Warrants in either the Cedel Bank or Euroclear, as the case may be, and (y) a duly completed and executed Exercise Notice to be delivered to the Warrant Agent on behalf of the Warrantholder by Cedel Bank, in the case of Warrants held through Cedel Bank, or by Euroclear, in the case of Warrants held through Euroclear. Forms of Exercise Notice for Warrants held through the facilities of either Cedel Bank or Euroclear may be obtained from the Warrant Agent at the Warrant Agent's Office or from Cedel Bank or Euroclear.

     Subject to the Limit Option and the maximum number of Warrants that may be exercised, and, except for Warrants subject to automatic exercise, the "Exercise Date" for a Warrant will be (a) the Business Day on which the Warrant Agent receives the Warrant and the Exercise Notice in proper form with respect to such Warrant, if received prior to 3:00 P.M., New York City time, on such day, or (b) the next succeeding Business Day if the Warrant Agent receives such Warrant and Exercise Notice on a day which is not a Business Day or on or after 3:00 P.M., New York City time, on a Business Day.

     With respect to holders of Warrants held through the facilities of Euroclear or Cedel Bank, in order to ensure proper exercise as required above on a given Business Day, each such Warrantholder must submit a request to exercise such Warrants to a participant of Cedel Bank or Euroclear, as the case may be, by 10:00 A.M., Luxembourg time (in the case of Cedel Bank), or by 10:00 A.M., Brussels time (in the case of Euroclear), on the Business Day preceding the applicable Exercise Date.

     To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given Business Day, a Warrantholder may have to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day in the case of Warrants held through the facilities of DTC, and on the day preceding the applicable Exercise Date in the case of Warrants held through the facilities of Euroclear or Cedel Bank. Different brokerage firms may have different cut-off days and times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics.

     Except in the case of Warrants subject to automatic exercise, if on any Valuation Date the Cash Settlement Value for any Warrants would be zero, then the attempted exercise of such Warrants will be void and of no effect and, in the case of certificated Warrants, the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, Cedel Bank or Euroclear, as the case may be, such Warrants will be transferred back to the Participant that submitted them free on the records of DTC, Cedel Bank or Euroclear, and, in any such case, such Warrantholder will be permitted to re-exercise such Warrants until 3:00 P.M., New York City time, on the Final Exercise Date.

  Valuation

     The "Valuation Date" for a Warrant will be the first Business Day that the Index is calculated and disseminated by the AMEX following the applicable Exercise Date, subject to (i) postponement of the Valuation Date upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event or (ii) postponement of the Exercise Date as a result of the limitation on the maximum number of Warrants that may be exercised, in which case the Valuation Date will be a later date. The AMEX will generally calculate and disseminate the value of the Index based upon the most recently reported prices of the Underlying Stocks (as reported by the Exchanges), at approximately 15-second intervals during the AMEX's business hours via the CTS.

     The following is an illustration of the timing of an Exercise Date, the ensuing Valuation Date and the Limit Option Reference Index (as defined herein), assuming (i) all relevant dates are Business Days on which the Index is calculated and disseminated by the AMEX, (ii) the absence of any intervening Extraordinary Event or Exercise Limitation Event, (iii) the number of exercised Warrants does not exceed the maximum permissible amount, (iv) the number of Warrants is not less than the permissible minimum exercise amount, and (v) with respect to Warrants held through the facilities of Cedel Bank or Euroclear, such Warrantholder has delivered a request to exercise such Warrants to a participant of Cedel Bank or Euroclear, as the case may be, by 10:00 A.M., Luxembourg time, on Monday, July 20, 1998, in the case of Warrants held through Cedel Bank, and by 10:00 A.M., Brussels time, on Monday, July 20, 1998, in the case of Warrants held through Euroclear.

     If the Warrant Agent receives a Warrantholder's Warrants and Exercise Notice in proper form prior to 3:00 P.M., New York City time, on Tuesday, July 21, 1998, the Exercise Date for such Warrants will be Tuesday, July 21, 1998, and the Valuation Date for such Warrants will be Wednesday, July 22, 1998 (in the case of Warrants held through the facilities of Cedel Bank or Euroclear, the Warrants must also be received prior to 3:00 P.M., New York City time, on the Exercise Date). The Spot Index used to determine the Cash Settlement Value of such Warrants will be the closing value of the Index on Wednesday, July 22, 1998. If the Warrantholder elected the Limit Option in connection with the exercise of such Warrants, the Limit Option Reference Index would be the Spot Index on Tuesday, July 21, 1998. If the Warrant Agent were to receive such Warrantholder's Warrants and Exercise Notice after 3:00 P.M., New York City time, on Tuesday, July 21, 1998, then the Exercise Date for such Warrants would instead be Wednesday, July 22, 1998, the Valuation Date would be Thursday, July 23, 1998, and the applicable Limit Option Reference Index would be the Spot Index on Wednesday, July 22, 1998.

  Settlement

     Following receipt of Warrants and the related Exercise Notice in proper form, the Warrant Agent will, not later than 4:00 P.M., New York City time, on the Business Day immediately succeeding the applicable Valuation Date, (i) obtain the Spot Index from the Determination Agent, (ii) determine the Cash Settlement Value of such Warrants and (iii) advise the Company of the aggregate Cash Settlement Value of the exercised Warrants. In the case of certificated Warrants (and except as described in the next paragraph), if the Company has made adequate funds available to the Warrant Agent by 3:00 P.M., New York City time, on the third Business Day following the date on which the Cash Settlement Value has been calculated, the Warrant Agent will thereafter be responsible for making payment available to each registered holder of a Warrant in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by such holder in the United States (at such holder's election as specified in the applicable Exercise Notice), in an amount equal to the aggregate Cash Settlement Value of such holder's exercised Warrants after 3:00 P.M., New York City time, but prior to the close of business, on such third Business Day. In the case of Warrants held through the facilities of DTC, Cedel Bank or Euroclear, if the Company has made such funds available to the Warrant Agent by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by DTC (as specified in the applicable Exercise Notice), in an amount sufficient to pay the Cash Settlement Value of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant (including the Depositaries who in turn will disburse payments to Cedel Bank and Euroclear, as the case may be, who will be responsible for disbursing such payments to their respective participants who, in turn, will be responsible for disbursing such payments to the Warrantholders represented by each such participant), and each such Participant will be responsible for disbursing such payments to the Warrantholders that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

     In the case of a postponed Valuation Date resulting from an Extraordinary Event or an Exercise Limitation Event or in the event the Alternative Settlement Amount is to be paid after the Warrants are cancelled by the Company as a result of the occurrence and continuance of an Extraordinary Event that the Company expects to continue, if the Company has made adequate funds available to the Warrant Agent by 3:00 P.M., New York City time, on the fourth Business Day following the date on which the Cash Settlement Value or Alternative Settlement Amount, as the case may be, has been calculated, the Warrant Agent will thereafter be responsible for making payment available to each registered holder who holds Warrants in certificated form in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by such holder in the United States (at such holder's election), in an amount equal to the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, of such holder's exercised Warrants after 3:00 P.M., New York City time, but prior to the close of business, on such fourth Business Day. In the case of Warrants held through the facilities of DTC, Cedel Bank or Euroclear, if the Company has made such funds available by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by DTC (as specified in the applicable Exercise Notice), in an amount sufficient to pay the Cash Settlement Value or Alternative Settlement Amount of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant (including the Depositaries who in turn will disburse payments to Cedel Bank and Euroclear, as the case may be, who will be responsible for disbursing such payments to their respective participants who, in turn, will be responsible for disbursing such payments to the Warrantholders represented by each such participant), and each such Participant will be responsible for disbursing such payments to the Warrantholders that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

     "Determination Agent" means PaineWebber or, in lieu thereof, another firm selected by the Company to perform the functions of the Determination Agent in connection with the Warrants. PaineWebber, in its capacity as Determination Agent, will have no obligation to take the interests of the Company or the Warrantholders into consideration in the event it determines, composes, adjusts or calculates the Cash Settlement Value or, if applicable, the Alternative Settlement Amount. PaineWebber and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management. In addition, the Company or one or more of its affiliates will engage from time to time before and after the date of this Prospectus Supplement in hedging activities. These transactions and activities may affect the prices of the Underlying Stocks or the value of the Index. Accordingly, under certain circumstances, conflicts of interest may arise between PaineWebber's responsibilities as Determination Agent with respect to the Warrants and the obligations of the Company and its affiliates under one or more hedges. In addition, because PaineWebber is an affiliate of the Company, certain conflicts of interest may arise in connection with PaineWebber performing its role as Determination Agent. PaineWebber, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to any calculation of the Cash Settlement Value prior to its dissemination. PaineWebber is also obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment.

MINIMUM EXERCISE AMOUNT

     Except in the event of automatic exercise, no fewer than 500 Warrants may be exercised by a Warrantholder at any one time. Accordingly, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Warrantholders must satisfy the minimum exercise amount requirement described above separately with respect to certificated and book-entry Warrants, even if both kinds of Warrants are to be exercised at the same time. Thus, a Warrantholder seeking to exercise both certificated and book-entry Warrants at the same time must exercise a minimum of 500 of each kind of Warrant in order to satisfy such requirement. In addition, book-entry Warrants held through one Participant may not be combined with book-entry Warrants held through another Participant in order to satisfy the minimum exercise requirement.

MAXIMUM EXERCISE AMOUNT

     Except in the event of automatic exercise, all exercises of Warrants are subject, at the Company's option, to the limitation that not more than 20% of the Warrants originally issued may be exercised on any Exercise Date and not more than 10% of the Warrants originally issued may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. If any Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect of more than 20% of the Warrants originally issued, then at the Company's option, 20% of the Warrants originally issued shall be deemed exercised on such Exercise Date. The Warrants shall be selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any Warrantholder would be deemed to have exercised fewer than 500 Warrants, then the Warrant Agent shall first select additional Warrants of such holders so that no such holder shall be deemed to have exercised fewer than 500 Warrants. The remainder of such Warrants shall be deemed exercised on the immediately following Business Day (subject to successive applications of this provision); provided that any such remaining Warrants shall be deemed exercised before any other Warrants for which an Exercise Notice was delivered on a later Exercise Date. If any individual Warrantholder or group of Warrantholders acting in concert attempts to exercise more than 10% of the Warrants originally issued on any Business Day, then at the Company's election, 10% of the Warrants originally issued shall be deemed exercised on such Business Day and the remainder shall be deemed exercised on the immediately following Business Day (subject to successive applications of this provision). As a result of any postponed exercise as described above, Warrantholders may receive a Cash Settlement Value that is determined as of a date later than the otherwise applicable Valuation Date. As a result of any such postponement, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

LIMIT OPTION

     Except for Warrants subject to automatic exercise, in connection with any exercise of Warrants, each Warrantholder will have the option (the "Limit Option") to specify that such Warrants are not to be exercised if the Spot Index on the applicable Valuation Date is 5% or more lower than the most recent closing value of the Index on or prior to the Exercise Date (such closing value being the "Limit Option Reference Index"). A Warrantholder's exercise of the Limit Option must be specified in the applicable Exercise Notice delivered to the Warrant Agent.

     To ensure that the Limit Option will have its intended effect of limiting the risk of any downward movement in the value of the Index between the date on which a Warrantholder submits an Exercise Notice and the related Valuation Date, such Exercise Notice and the related Warrants must be received by the Warrant Agent prior to 3:00 P.M., New York City time, on the Business Day on which they are submitted. See the illustration under "-- Exercise and Settlement of Warrants" above and "Risk Factors Relating to the Warrants -- Risks Due to Delay or Postponement of Valuation of Warrants" above.

     Following receipt of an Exercise Notice and the related Warrants subject to the Limit Option, the Warrant Agent will obtain the applicable Limit Option Reference Index and will determine whether such Warrants will not be exercised because of the Limit Option. Warrants that are not exercised due to the Limit Option will be treated as not having been tendered for exercise, and either the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first-class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, Cedel Bank or Euroclear, such Warrants will be transferred to the Participant account at DTC, from which they were transferred to the Warrant Agent. To exercise such Warrants, a Warrantholder will be required to cause such Warrants and a related Exercise Notice to be submitted again to the Warrant Agent.

     If the Valuation Date is postponed for Warrants that have been exercised subject to a Limit Option, the Limit Option will continue to apply to such Warrants on the basis of the Limit Option Reference Index as initially determined for such Warrants, unless the Valuation Date is postponed until the Expiration Date or the Delisting Date or the Alternative Settlement Amount is paid. Pursuant to the Limit Option, such Warrants will either: (i) be exercised on a delayed basis if the Spot Index on any applicable postponed Valuation Date is not less than the Limit Option Reference Index by 5% or more; or (ii) be excluded from being exercised if, on any applicable postponed Valuation Date, the Spot Index is less than the Limit Option Reference Index by 5% or more points.

     In connection with any exercise of 500 or more Warrants, a Warrantholder may elect to subject the exercise of only a portion of such Warrants to the Limit Option, provided that the number of Warrants subject to the Limit Option and the number of Warrants not subject to the Limit Option shall not in each case be less than 500. A Warrantholder may not combine book-entry Warrants held through different Participants, or in any event, certificated and book-entry Warrants, in order to meet the 500 Warrant minimum requirement. See "-- Minimum Exercise Amount" above.

AUTOMATIC EXERCISE

     All Warrants for which the Warrant Agent has not received a valid Exercise Notice prior to 3:00 P.M., New York City time, on the Final Exercise Date, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant Warrants has not been made at or prior to the Final Exercise Date, together with (i) any Warrants the Valuation Date for which has been postponed as described under "-- Extraordinary Events and Exercise Limitation Events" below, (ii) any Warrants which have been validly tendered for exercise but the Exercise Date for which has not been determined as a result of the maximum permissible exercise amount or the operation of the Limit Option, will be automatically exercised. The Exercise Date for such Warrants will be the earlier of the Expiration Date or the Delisting Date, or, if such date is not a Business Day, the next succeeding Business Day. Except where the Alternative Settlement Amount is payable, the Warrant Agent will obtain the Spot Index from the Determination Agent as of the first Business Day on which the Index is calculated and disseminated by the AMEX following such day and will determine the Cash Settlement Value. In the event of an Extraordinary Event or an Exercise Limitation Event, the Alternative Settlement Amount will be calculated as described below.

     In the event that the Warrants are cancelled by the Company because an Extraordinary Event is continuing and expected to continue, Warrants not previously exercised shall be automatically exercised on the Cancellation Date on the basis that the Valuation Date for such Warrants shall be the Cancellation Date, and the Alternative Settlement Amount of such automatically exercised Warrants will be paid on the third Business Day following the date on which the Alternative Settlement Amount has been calculated. Settlement will otherwise occur as described under "-- Exercise and Settlement of Warrants."

EXTRAORDINARY EVENTS AND EXERCISE LIMITATION EVENTS

     Extraordinary Event. The Warrant Agreement will provide that if the Company determines that an Extraordinary Event has occurred and is continuing on a Valuation Date then the Cash Settlement Value in respect of the exercised Warrants shall be calculated on the basis that the Valuation Date shall be the next Business Day on which the Index is calculated and disseminated by the AMEX on which there is no Extraordinary Event or Exercise Limitation Event; provided, that if the Valuation Date has not occurred on or prior to the earlier of the Expiration Date or the Delisting Date, the Warrants will be automatically exercised on such date and the Warrantholders will receive the Alternative Settlement Amount (in lieu of the Cash Settlement Value) which shall be calculated as if the Warrants had been exercised on the Expiration Date or the Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Extraordinary Event shall have occurred.

     "Extraordinary Event" means any of the following events:

          (i) a suspension or absence of trading on the Exchanges of 50% or more of the Underlying Stocks which then comprise the Index;

          (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or any other United States or non-United States governmental authority which would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants; or

          (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities which in the opinion of the Company may materially and adversely affect the economy of the United States or the trading of the Underlying Stocks generally) which has or will have a material adverse effect on the ability of the Company to perform its obligations under the Warrants or to modify the hedges of its position with respect to the Index.

     For the purpose of determining whether an Extraordinary Event has occurred:
(i) a limitation on the hours or number of days of trading will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of an Exchange; and (ii) an "absence of trading" on an Exchange will not include any time when such Exchange is closed for trading under ordinary circumstances.

     To the Company's knowledge, no circumstances have arisen since January 1, 1995 that, had the Index existed since such time, could have constituted an Extraordinary Event. The absence of the existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

     If the Company determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation, and each Warrantholder's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be exercised (even if such Warrant would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, an amount (the "Alternative Settlement Amount"), determined by the Determination Agent, which is equal to the amount "X" calculated using the formula set forth below:

                 T         A
     X = I + [   -    x    -    ]
                 3         B

     where

I      =  the Cash Settlement Value of the Warrants determined as described under "-- Determination of Cash Settlement Value of Warrants" above, but calculated with a Spot Index
          determined by the Determination Agent which, subject to
          approval by the Company (such approval not to be
          unreasonably withheld), in the reasonable opinion of the
          Determination Agent, fairly reflects the value of the
          Underlying Stocks on the Cancellation Date, Expiration Date
          or Delisting Date, as applicable;

T      =  $      , the initial offering price per Warrant;

A      =  the total number of days from but excluding the Cancellation
          Date, Expiration Date or Delisting Date, whichever gives
          rise to the payment of the Alternative Settlement Amount for such Warrants, to and including the Expiration Date; and

B      =  the total number of days from but excluding the date on which the Warrants were initially sold to and including the
          Expiration Date.

     For the purposes of determining "I" in the above formula, in the event that the Determination Agent and the Company have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a Spot Index which fairly reflects the value of the Underlying Stocks on the Cancellation Date, Expiration Date or Delisting Date, as the case may be, then the Determination Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount in accordance with the above formula. Such party shall act as an independent expert and not as an agent of the Company or the Determination Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Determination Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office. Neither the Company nor such third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount.

     Exercise Limitation Events. The Warrant Agreement will provide that if the Company determines that an Exercise Limitation Event has occurred and is continuing on a Valuation Date, then the Cash Settlement Value in respect of the exercised Warrants shall be calculated on the basis that the Valuation Date shall be the next Business Day on which the Index is calculated and disseminated by the AMEX on which there is no Exercise Limitation Event or Extraordinary Event; provided, that if the Valuation Date has not occurred on or prior to the earlier of the Expiration Date or the Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value. Such amount shall be calculated as if the Warrants had been exercised on the Expiration Date or the Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Exercise Limitation Event shall have occurred.

     "Exercise Limitation Event" means a suspension or absence of trading on the Exchanges of 20% or more of the Underlying Stocks and/or the stocks of any three of the four then most highly capitalized companies included in the Underlying Stocks which then comprise the Index.

     For purposes of determining whether an Exercise Limitation Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute an Exercise Limitation Event if it results from an announced change in the regular business hours of an Exchange; and (ii) the occurrence of an Extraordinary Event will not constitute, and will supersede the occurrence of, an Exercise Limitation Event.

     It is the Company's understanding that since January 1, 1995, there have been no suspensions of trading on the Exchanges under circumstances that could have constituted an Exercise Limitation Event. The absence of the existence of such suspensions, however, is not necessarily indicative of the likelihood of such suspensions arising or not arising in the future.

     Certain of the Extraordinary Events and Exercise Limitation Events may be events that would tend to decrease the value of the Index and accordingly decrease the Cash Settlement Value for the Warrants following the occurrence of any such Extraordinary Event or Exercise Limitation Event. In addition, as a result of any postponed valuation as described above, Warrantholders would receive a Cash Settlement Value (or, if applicable, an Alternative Settlement Amount) determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value (or Alternative Settlement Amount) actually received by Warrantholders may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value if the valuation for the Warrants had not been postponed. Settlement and payment as the result of an Extraordinary Event or Exercise Limitation Event will occur as described under "-- Exercise and Settlement of Warrants."

LISTING

     Application has been made to list the Warrants on the AMEX under the symbol "PWP.WS."

DELISTING OF WARRANTS

     In the event the Warrants are delisted from, or permanently suspended from trading on, the AMEX and not accepted at the same time for trading on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value (or, if applicable, the Alternative Settlement Amount), if any, shall be calculated and settled as provided above under "-- Automatic Exercise." The Company will notify Warrantholders as soon as practicable of such delisting or trading suspension. However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will nevertheless be deemed to be the Delisting Date. The Company will covenant in the Warrant Agreement that it will not seek delisting of the Warrants from, or suspension of their trading on, the AMEX unless the Company has, at the same time, arranged for trading of the Warrants on another United States national securities exchange. In the event of a delisting from, or a suspension of trading on, the AMEX, the Company will use its best efforts to cause the Warrants to be listed or traded on another United States national securities exchange.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                     CONSIDERATIONS CONCERNING THE WARRANTS

     The following is a summary of certain anticipated United States Federal income tax consequences of an investment in the Warrants and represents the views of Brown & Wood LLP, special tax counsel to the Company. Such views are based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The following discussion of certain United States Federal income tax consequences to beneficial owners of the Warrants applies only to a person who holds a Warrant as a capital asset and does not purport to address the United States Federal income tax consequences to special classes of investors including persons who are securities, currencies or options dealers, or persons who may hold the Warrants as part of an integrated transaction (e.g., as part of a hedge or straddle for tax purposes). Prospective purchasers of Warrants are urged to consult their own tax advisors as to the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Warrants arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Warrant that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Warrant is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Warrant that is not a U.S. Holder.

U.S. HOLDERS

TAXATION OF WARRANTS

     Each Warrant will be treated as a cash settlement option. Accordingly, a U.S. Holder will be required to recognize gain or loss with respect to a Warrant on the sale, exchange, exercise (including automatic exercise), expiration or other disposition of the Warrant.

     A U.S. Holder's tax basis in the Warrant will be equal to such holder's cost. Upon sale, exchange, exercise (including automatic exercise) or expiration of a Warrant, a U.S. Holder will recognize a gain or loss equal to the difference between the amount realized, if any, and the U.S. Holder's tax basis in the Warrant. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, exercise (including automatic exercise) or expiration the Warrant has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

MARK-TO-MARKET RULES

     The Warrants currently are not subject to the mark-to-market rules of section 1256 of the Code. If, subsequent to the issuance of the Warrants, the SEC determines that the requirements of a contract market are met (i.e., that the Index is "broad-based") and the Warrants continue to be listed on the AMEX, Warrants purchased after the SEC determination would be treated as section 1256 contracts and thus "marked-to-market" (i.e., treated as though sold at fair market value) on the last business day of each taxable year. If the mark-to-market rules were to apply to the Warrants, a United States Holder might incur federal income tax liability on an annual basis in respect to an increase in the value of the Warrant without a corresponding receipt of cash. Moreover, any gain or loss recognized with respect to a Warrant would be 60% long-term capital gain or loss and 40% short term capital gain or loss.

NON-U.S. HOLDERS

     In general, gains realized on the sale, exchange or exercise (including automatic exercise) of a Warrant by a non-U.S. Holder will not be subject to United States Federal income or withholding tax in respect of such amounts, assuming the income is not effectively connected with a United States trade or business of the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its own tax advisor in this regard.

     Under current law, the fair market value of a Warrant may be includible in the estate of an individual non-U.S. Holder for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual non-U.S. Holders should consult their own tax advisors concerning the United States Federal estate tax consequences, if any, of investing in the Warrants.

BACKUP WITHHOLDING

     A beneficial owner of a Warrant will be subject to backup withholding at the rate of 31 percent with respect to the gross proceeds upon a sale or exercise (including automatic exercise) of a Warrant if such beneficial owner fails to supply an accurate taxpayer identification number (or fails to comply with certain other requirements) and does not establish, when required, that it is an exempt recipient or a non-U.S. Holder. Any amount withheld under the backup withholding rules would be allowed as a refund or a credit against the beneficial owner's United States Federal income tax provided the required information is furnished to the Internal Revenue Service.

NEW WITHHOLDING REGULATIONS

     Final regulations dealing with withholding tax on income paid to foreign persons, backup withholding and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations generally attempt to unify certification requirements and modify reliance standards. The New Withholding Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement, dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each the Underwriters has severally agreed to purchase from the Company the number of Warrants set forth opposite its name.

                                                            NUMBER OF
                       UNDERWRITERS                         WARRANTS
                       ------------                         ---------
PaineWebber Incorporated..................................

                                                            ---------
          Total...........................................  3,000,000
                                                            =========

     The Underwriters have advised the Company that they propose to offer the Warrants to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at a price that
represents a concession not in excess of $          per Warrant. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $          per Warrant to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has granted an option to the Underwriters, exercisable within 30 days of the date of this Prospectus Supplement, to purchase up to an additional 450,000 Warrants to cover over-allotments, if any, at the price to public less the underwriting discounts and commissions specified on the cover page of this Prospectus Supplement.

     Until the distribution of the Warrants is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Warrants. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Warrants. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Warrants.

     If the Underwriters create a short position in the Warrants in connection with the offering (i.e., if they sell more Warrants than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Warrants in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Warrants in the open market to reduce the Underwriters' short position or to stabilize the price of the Warrants, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Warrants. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Warrants if any are purchased. The Company has agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     PaineWebber is a wholly-owned subsidiary of the Company. The participation of PaineWebber in the offer and sale of the Warrants complies with the requirements of Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. Under the provisions of Rule 2720, when a NASD member such as PaineWebber distributes certain securities of an affiliate, the price of the securities can be no higher than that recommended by a "qualified independent underwriter", as such term is defined in Rule 2720, meeting certain standards. In accordance with such requirements, A.G. Edwards & Sons, Inc. has agreed to serve as a "qualified independent underwriter" and has conducted due diligence and has recommended a price for the Warrants in compliance with the requirements of Rule 2720.

     The Company or one or more of its affiliates will engage from time to time in hedging activities which may affect the prices of the Underlying Stocks or the value of the Index.

     Each of the Underwriters has represented that (i) it has complied and will comply with all applicable provisions of the United Kingdom Financial Services Act 1986 with respect to anything done by it in relation to the Warrants in, from or otherwise involving the United Kingdom and (ii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Warrants to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Application has been made to list the Warrants on the AMEX under the symbol "PWP.WS."

     PaineWebber, as Determination Agent, is expected to make certain determinations in connection with the Warrants, including the determination of the Spot Index to be used in calculating the Cash Settlement Value or Alternative Settlement Amount of the Warrants and the Limit Option Reference Index and any determination of the Alternative Settlement Amount.

                                 LEGAL OPINIONS

     The validity of the Warrants will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Brown & Wood LLP, New York, New York. Brown & Wood LLP will also pass upon certain United States Federal income tax matters relating to the Warrants.

                                                                      APPENDIX A

                               GLOSSARY OF TERMS

     The following summaries of certain definitions used in the Prospectus Supplement do not purport to be complete and reference is made to the Prospectus Supplement and to all the provisions of the Warrant Agreement for more complete definitions.

"Alternative Settlement Amount" means an amount determined by the Determination Agent, which is equal to the amount "X" calculated using the formula set forth below:

                 T         A
     X = I + [   -    x    -    ]
                 3         B

     where

      I   =   the Cash Settlement Value of the Warrants determined as
              described under "Description of the
              Warrants -- Determination of Cash Settlement Value of
              Warrants," but calculated with a Spot Index determined by
              the Determination Agent which, subject to approval by the
              Company (such approval not to be unreasonably withheld), in the reasonable opinion of the Determination Agent, fairly
              reflects the value of the Underlying Stocks on the
              Cancellation Date, Expiration Date or Delisting Date, as
              applicable;

      T   =   $       , the initial offering price per Warrant;

      A   =   the total number of days from but excluding the Cancellation
              Date, Expiration Date or Delisting Date, whichever gives
              rise to the Alternative Settlement Amount for such Warrants, to and including the Expiration Date; and

      B   =   the total number of days from but excluding the date on
              which the Warrants were initially sold to and including the
              Expiration Date.

     "AMEX" means The American Stock Exchange, Inc.

     "Business Day" means any day other than a Saturday or Sunday or a day on which either the AMEX or the NYSE is not open for a full day of securities trading or commercial banks in New York City are required or authorized by law or executive order to remain closed.

     "Cancellation Date" means the date on which the Company cancels the Warrants by notifying the Warrant Agent of such cancellation after the Company determines that an Extraordinary Event has occurred and is continuing, and the Company expects it to continue.

     "Cash Settlement Value" means, with respect to a Warrant, an amount in U.S. dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot Index for the applicable Valuation Date exceeds the Strike Index, divided by (B) 3.00.

     "Company" means Paine Webber Group Inc., collectively with its operating subsidiaries, unless the context otherwise requires.

     "Conversion Option" means the option available to each Warrantholder during the Conversion Option Period to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry form.

     "Conversion Option Period" means the forty-five calendar day period commencing on the forty-fifth calendar day after the closing of the offering.
The Conversion Option Period is expected to run from                     , 1998
through                     , 1998.

     "CTS" means the Consolidated Tape Association's Network B.

     "Delisting Date" means the effective date of the Warrants delisting from, or permanent suspension from trading on, the AMEX and failure to be accepted at the same time for trading on another United States national securities exchange.

     "Determination Agent" means PaineWebber.

     "DTC" means The Depository Trust Company, New York, New York, and includes any successor depositary selected by the Company.

     "Euroclear" or "Euroclear Operator" means the Euroclear System, which is operated by Morgan, Operator for Euroclear System, Brussels, Belgium office.

     "Exchanges" means collectively, the NYSE, the AMEX and the NASDAQ, which are the exchanges or trading systems on which the Underlying Stocks are or may be traded.

     "Exercise Date" means, with respect to a Warrant, except for Warrants subject to automatic exercise and subject to the Limit Option and the maximum number of Warrants that may be exercised on a day, (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice on a day which is not a Business Day or on or after 3:00 P.M., New York City time, on a Business Day, the next succeeding Business Day.

     "Exercise Limitation Event" means a suspension or absence of trading on the Exchanges of 20% or more of the Underlying Stocks and/or the stocks of any three of the four then most highly capitalized companies included in the Underlying Stocks which then comprise the Index.

     "Exercise Notice" means the irrevocable notice of exercise on the reverse of a Warrant Certificate (or an irrevocable notice of exercise in substantially identical form).

     "Expiration Date" means the expiration date for the Warrants, which is
August   , 2000.

     "Extraordinary Event" means any of the following events:

              (i) a suspension or absence of trading on the Exchanges of 50% or more of the Underlying Stocks which then comprise the Index;

              (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or any other United States or non-United States governmental authority which would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants; or

             (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities which in the opinion of the Company may materially and adversely affect the economy of the United States or the trading of the Underlying Stocks generally) which has or will have a material adverse effect on the ability of the Company to perform its obligations under the Warrants or to modify the hedge of its position with respect to the Index.

     For the purpose of determining whether an Extraordinary Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of an Exchange and (2) an "absence of trading" on an Exchange will not include any time when such Exchange is closed for trading under ordinary circumstances.

     "Final Exercise Date" means the earlier of (i) the third Business Day immediately preceding the Expiration Date and (ii) the last Business Day prior to the Delisting Date.

     "Index" means the PaineWebber Oil and Gas Producers Index.

     "Limit Option" means the option held by each Warrantholder, in connection with any exercise of Warrants (except for Warrants subject to automatic exercise), to specify that such Warrants are not to be exercised if the Spot Index on the applicable Valuation Date is 5% or more lower than the most recent closing value of the Index on or prior to the Exercise Date.

     "NASDAQ" means the National Association of Securities Dealers Nasdaq National Market.

     "NYSE" means The New York Stock Exchange.

     "OCC" means The Options Clearing Corporation.

     "PaineWebber" means PaineWebber Incorporated.

     "Participant" means a participating organization in DTC.

     "Spot Index" means, for any date other than the Expiration Date and the two immediately preceding Business Days, the closing value on the relevant Valuation Date of the Index as compiled and published by the AMEX. The "Spot Index" for each of the Expiration Date and the two immediately preceding Business Days means the value of the Index as compiled and published by the AMEX on such date based upon the Exchanges' regular way opening sale prices for the Underlying Stocks on such date.

     "Strike Index" will be equal to the closing value of the Index on the date of this Prospectus Supplement.

     "Underlying Stocks" means the common stocks of the companies comprising the Index.

     "U.S. Holder" means a beneficial owner of a Warrant that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or
(v) any other person whose income or gain in respect of a Warrant is effectively connected with the conduct of a United States trade or business. Notwithstanding the foregoing, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder.

     "Valuation Date" means, with respect to an exercise of Warrants, the first Business Day that the Index is calculated and disseminated by the AMEX following the applicable Exercise Date, subject to postponement upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event.

PROSPECTUS                  PAINE WEBBER GROUP INC.
                              STOCK INDEX WARRANTS
                            ------------------------

     Paine Webber Group Inc. (the "Company") intends to issue from time to time warrants ("Warrants") entitling the holders to receive, upon exercise, an amount in cash determined by reference to decreases (such Warrants, "Put Warrants") or increases (such Warrants, "Call Warrants") in the level of a specified stock index (the "Stock Index") which may be based on United States or foreign stocks or a combination thereof (the "Underlying Stocks"). No shares of any Underlying Stock will be delivered upon exercise of the Warrants. Unless otherwise specified in the accompanying Prospectus Supplement (the "Prospectus Supplement"), the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market. The Warrants will have an aggregate initial public offering price or purchase price of up to U.S. $288,854,500 or the equivalent thereof if the offering price or purchase price of the Warrants is denominated in a foreign currency or composite currency. Unless otherwise specified in the Prospectus Supplement, payments, if any, on the Warrants will be made in U.S. dollars. The Warrants will be offered on terms to be determined at the time of sale.

     With regard to the Warrants in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth the aggregate amount and offering price of such Warrants, certain information regarding the applicable Stock Index and the Underlying Stocks, whether such Warrants are Put Warrants or Call Warrants, the date on which the right to exercise such Warrants commences and the expiration date of such Warrants, the manner in which such Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of such Warrants, whether and under what circumstances such Warrants may be cancelled by the Company prior to their expiration date, the method of determining the amount payable in connection with the exercise or cancellation of such Warrants, including the predetermined amount to which the level of the Stock Index upon exercise of such Warrants is compared, the method of translating movements in the Stock Index into a cash amount in the currency in which such Warrants are payable, including, for Warrants relating to a Stock Index for which the trading prices of Underlying Stocks are expressed in a foreign currency (a "Foreign Stock Index"), the method of converting amounts in such foreign currency into U.S. dollars (or such other currency in which such Warrants are payable), the amount payable on cancellation of such Warrants, if applicable (the "Cancellation Amount"), and the predetermined sum or range of sums (the "Minimum Expiration Value"), if any, payable in certain circumstances upon expiration or exercise of such Warrants, any national securities exchange on which such Warrants will be listed, certain U.S. federal income tax consequences relating to such Warrants and any other specific terms of, or information regarding, such Warrants.

     THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS ARISING FROM FLUCTUATIONS IN THE TRADING PRICES OF THE UNDERLYING STOCKS, RISKS RELATING TO THE STOCK INDEX, GENERAL RISKS APPLICABLE TO THE STOCK MARKET (OR MARKETS) ON WHICH THE UNDERLYING STOCKS ARE TRADED AND, IN THE CASE OF WARRANTS RELATING TO A FOREIGN STOCK INDEX, FOREIGN EXCHANGE RISKS. PURCHASERS SHOULD RECOGNIZE THAT THEIR WARRANTS, OTHER THAN WARRANTS HAVING A MINIMUM EXPIRATION VALUE, MAY EXPIRE WORTHLESS. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS, AND ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" HEREIN AND THE INFORMATION REGARDING THE WARRANTS AND THE STOCK INDEX SET FORTH IN THE PROSPECTUS SUPPLEMENT.
                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

     The Warrants may be sold (i) directly to purchasers, (ii) through agents designated from time to time, (iii) to dealers or (iv) through underwriters or a group of underwriters. If agents of the Company or underwriters are involved in the sale of the Warrants, their names are set forth in the applicable Prospectus Supplement. If agents of the Company, underwriters or dealers are involved in the sale of the Warrants, descriptions of their compensation and indemnification arrangements and the net proceeds to the Company are set forth in the applicable Prospectus Supplement.

     This Prospectus and the related Prospectus Supplement may be used by the Company, PaineWebber Incorporated ("PaineWebber") or PaineWebber International (U.K.) Ltd. ("PaineWebber International"), each a wholly-owned subsidiary of the Company, or other affiliates of the Company in connection with offers and sales related to secondary market transactions in the Warrants at negotiated prices related to prevailing market prices at the time of sale or otherwise. PaineWebber, PaineWebber International or such other Company affiliates may act as principal or agent in such transactions. See "Plan of Distribution".
                            ------------------------

                            PAINEWEBBER INCORPORATED
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JULY 24, 1998.

     IN CONNECTION WITH AN OFFERING OR DISTRIBUTION, THE UNDERWRITERS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENTS FOR SUCH OFFERING OR DISTRIBUTION MAY ENGAGE IN TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE WARRANTS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "THE PROSPECTUS SUPPLEMENT."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California.

     This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Warrants. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Warrants. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and the Company's Current Report on Form 8-K dated July 15, 1998, as filed with the Commission pursuant to the Exchange Act (File No. 1-7367), are hereby incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Warrants shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Assistant Secretary, Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, telephone (212) 713-2722.
                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, A PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAINE WEBBER GROUP INC. OR ANY AGENT, UNDERWRITER OR DEALER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE WARRANTS OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

     References herein to "U.S. dollar", "dollar", "U.S.$" or "$" are to the lawful currency of the United States of America.

                                  RISK FACTORS

     THE WARRANTS ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS ARISING FROM FLUCTUATIONS IN THE PRICES OF THE UNDERLYING STOCKS, RISKS RELATING TO THE STOCK INDEX, GENERAL RISKS APPLICABLE TO THE STOCK MARKET (OR MARKETS) ON WHICH THE UNDERLYING STOCKS ARE TRADED, THE POTENTIAL ILLIQUIDITY OF THE SECONDARY MARKET FOR THE WARRANTS AND, IN THE CASE OF WARRANTS RELATING TO A FOREIGN STOCK INDEX, FOREIGN EXCHANGE RISKS. PURCHASERS SHOULD RECOGNIZE THAT THEIR WARRANTS, OTHER THAN WARRANTS HAVING A MINIMUM EXPIRATION VALUE, MAY EXPIRE WORTHLESS AND SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS. THE WARRANTS ARE APPROPRIATE INVESTMENTS ONLY FOR PURCHASERS WITH OPTIONS APPROVED ACCOUNTS WHO ARE ABLE TO UNDERSTAND AND BEAR THE RISK OF A SPECULATIVE INVESTMENT IN THE WARRANTS. PURCHASERS OF WARRANTS SHOULD BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND UNDERSTAND THE RISKS OF STOCK INDEX (AND, IF APPLICABLE, FOREIGN CURRENCY) TRANSACTIONS AND SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFULLY CONSIDERING ALL THE RISK FACTORS SET FORTH IN THIS SECTION OF THE PROSPECTUS AND UNDER "RISK FACTORS RELATING TO THE WARRANTS" IN THE PROSPECTUS SUPPLEMENT, THE SUITABILITY OF THE WARRANTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE PROSPECTUS SUPPLEMENT. INVESTMENT DECISIONS RELATING TO THE WARRANTS REQUIRE THE PURCHASER TO PREDICT THE DIRECTION OF MOVEMENTS IN THE STOCK INDEX AS WELL AS THE AMOUNT AND TIMING OF THOSE MOVEMENTS.

POSSIBLE ILLIQUIDITY OF SECONDARY MARKET

     It is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. The Company intends to list the Warrants of each issue on a national securities exchange. In the event of a delisting or suspension of trading on such exchange, the Company will use its best efforts to list the Warrants on another national securities exchange. If the Warrants are not listed or traded on any securities exchange, pricing information for the Warrants may be more difficult to obtain and the liquidity of the Warrants may be adversely affected. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a lessening of the liquidity of the Warrants.

RELATIONSHIP BETWEEN CASH SETTLEMENT VALUE AND STOCK INDEX LEVEL

     Each Warrant will entitle the Warrantholder to receive from the Company upon exercise thereof a cash value (the "Cash Settlement Value") that (i) in the case of a Put Warrant, will be determined by reference to the amount, if any, by which a predetermined level or range of levels of the Stock Index (the "Strike Index") exceeds the then-current level of the Stock Index (the "Spot Index") at the close of business on the relevant exchange or exchanges, and (ii) in the case of a Call Warrant, will be determined by reference to the amount, if any, by which the Spot Index at the time of exercise of such Warrant exceeds the Strike Index. However, a Warrantholder will receive a cash payment upon exercise only if the Warrants are "in-the-money" -- that is, have a Cash Settlement Value greater than zero at the time -- except that, in the case of Warrants having a Minimum Expiration Value, in certain circumstances the Warrantholder will receive upon expiration or exercise a cash payment in an amount equal to the greater of the applicable Cash Settlement Value and such Minimum Expiration Value. The Cash Settlement Value of a Put Warrant will be greater than zero only if the Spot Index at the time of exercise is less than the Strike Index for such Put Warrant (that is, if the level of the Stock Index drops below the predetermined Strike Index). The Cash Settlement Value of a Call Warrant will be greater than zero only if the Strike Index for such Call Warrant is less than the Spot Index at the time of exercise (that is, if the level of the Stock Index rises above the predetermined Strike Index).

EXTRAORDINARY EVENTS; EXERCISE LIMITATION EVENTS; CANCELLATION OF WARRANTS; DELAYED EXERCISE

     If so specified in the Prospectus Supplement, the Warrants of an issue may be cancelled by the Company upon the occurrence of one or more events ("Extraordinary Events") described in the Prospectus Supplement. In such event, Warrantholders will have the right to receive only the Cancellation Amount, which may be a predetermined amount, or an amount to be determined in accordance with a predetermined formula, specified in such Prospectus Supplement. Certain events that may constitute Extraordinary Events and therefore lead to cancellation of the Warrants of an issue may be events that would tend to increase the Cash Settlement Value otherwise applicable to the Warrants of such issue. In addition, if so specified in the Prospectus Supplement, any exercise of the Warrants may be suspended by the Company, and the valuation of and payment for such Warrants may be postponed and/or the determination of the Cash Settlement Amount thereof may be made on a different basis, upon the occurrence of an Extraordinary Event or certain other events ("Exercise Limitation Events") specified in the Prospectus Supplement.

CERTAIN FACTORS AFFECTING VALUE AND TRADING PRICE OF WARRANTS

     Unless otherwise specified in the Prospectus Supplement, the Warrants of each issue will have a Cash Settlement Value of zero at the time of the initial public offering of such Warrants. The Cash Settlement Value of the Warrants at any time prior to expiration is expected typically to be less than the trading price of the Warrants at that time. The difference between the trading price and the Cash Settlement Value will reflect a number of factors, including, among other things, a "time value" for the Warrants and the supply of and demand for the Warrants. The "time value" of the Warrants will depend partly upon the length of the period remaining to expiration, among other factors. In the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, such "time value" will also depend in part on expectations concerning the value of the related foreign currency as compared to the U.S. dollar (or such other currency in which such Warrants are payable) during such period. Before exercising or selling Warrants, Warrantholders should carefully consider, among other things, (i) the trading price of the Warrants,
(ii) the level of the Stock Index at such time, (iii) the time remaining to expiration, (iv) in the case of Warrants relating to a Foreign Stock Index, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) at such time, (v) the probable range of Cash Settlement Values, (vi) any Minimum Expiration Value and
(vii) any related transaction costs.

     The trading price of a Warrant at any time is expected to be dependent on
(i) the relationship between the Strike Index and the level of the Stock Index at such time, (ii) in the case of Warrants relating to a Foreign Stock Index, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) at such time, (iii) any Minimum Expiration Value and (iv) a number of other interrelated factors, including those listed below. The relationship among these factors is complex. However, the expected theoretical effect on the trading price of a Warrant of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

          (1) The prevailing level of the Stock Index. If the level of the Stock Index falls in relation to the Strike Index, the trading price of a Put Warrant is expected to increase and the trading price of a Call Warrant is expected to decrease; if the level of the Stock Index rises in relation to the Strike Index, the trading price of a Put Warrant is expected to decrease and the trading price of a Call Warrant is expected to increase.

          (2) The volatility of the Stock Index. If volatility increases, the trading price of both Put and Call Warrants is expected to increase; if volatility decreases, the trading price of both Put and Call Warrants is expected to decrease.

          (3) The time remaining to the expiration date of the Warrants. As the time remaining to the expiration date of the Warrants decreases, the trading price of both Put and Call Warrants is expected to decrease.

          (4) The prevailing interest rates. If the prevailing interest rates in the country where the Underlying Stocks trade increase, the trading price of a Put Warrant is expected to decrease and the trading price of a Call Warrant is expected to increase. If such interest rates decrease, the trading price of a Put Warrant is expected to increase and the trading price of a Call Warrant is expected to decrease. Increases and decreases in other interest rates may also affect the trading price of the Warrants.

          (5) Dividend rates. If dividend rates on the Underlying Stocks increase, the trading price of a Put Warrant is expected to increase and the trading price of a Call Warrant is expected to decrease. However, increased dividend rates may positively affect the level of the Stock Index, which will tend to negatively affect the trading price of a Put Warrant and which will tend to positively affect the trading price of a Call Warrant. If such dividend rates decrease, the trading price of a Put Warrant is expected to decrease and the trading price of a Call Warrant is expected to increase. However, decreased dividend rates may adversely affect the level of the Stock Index, which will tend to positively affect the trading price of a Put Warrant and which will tend to negatively affect the trading price of a Call Warrant.

          (6) The prevailing currency exchange rate. In the case of Warrants relating to a Foreign Stock Index, if the value of the U.S. dollar (or such other currency in which such Warrants (are payable) falls in relation to the related foreign currency, the trading price of both Put and Call Warrants is expected to increase; if the value of the U.S. dollar (or such other currency) rises in relation to the related foreign currency, the trading price of both Put and Call Warrants is expected to decrease.

     As noted above, these hypothetical scenarios are based on the assumption that all other factors are held constant. In reality, it is unlikely that only one factor would change in isolation, because changes in one factor usually cause, or result from, changes in others. For example, as a result of other factors, the trading price of a Warrant may decline significantly even if, in the case of a Put Warrant, there is a decrease in the level of the Stock Index as compared to the Strike Index or, in the case of a Call Warrant, there is an increase in the level of the Stock Index as compared to the Strike Index. Some of the factors referred to above are, in turn, influenced by the political and economic factors discussed herein and in the Prospectus Supplement. No assurances can be given that the expected theoretical effects on the trading price of the Warrants described above will prove to be accurate.

TIME LAG AFTER EXERCISE AND POTENTIAL INTERIM CHANGES IN STOCK INDEX

     Unless otherwise specified in the Prospectus Supplement, in the case of any exercise of Warrants, there will be a time lag between the time a Warrantholder gives instructions to exercise and the time the Spot Index relating to such exercise and, in the case of Warrants relating to a Foreign Stock Index, the applicable currency exchange rate are determined. The delay will, at a minimum, amount to almost an entire day and could be much longer, particularly in the case of a delay in exercise of Warrants arising from any daily maximum exercise limitation as described in the immediately following paragraph or following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "Extraordinary Events; Exercise Limitation Events; Cancellation of Warrants; Delayed Exercise" above. The level of the Stock Index and, if applicable, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which the Warrants are payable) may change significantly during any such period, and such movement or movements could decrease the Cash Settlement Value of the Warrants being exercised and may result in such Cash Settlement Value being zero.

LIMITATIONS ON EXERCISE

     If so indicated in the Prospectus Supplement, the Company will have the option to limit the number of Warrants exercisable on any date to the maximum number specified in the Prospectus Supplement and, in conjunction with such limitation, to limit the number of Warrants exercisable by any person or entity on such date. In the event that the total number of Warrants being exercised on any date exceeds such maximum number and the Company elects to limit the number of Warrants exercisable on such date, a Warrantholder may not be able to exercise on such date all Warrants that such holder desires to exercise. Warrants to be exercised on such date will be selected on a pro rata basis or in any other manner specified in the Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the Warrants tendered for exercise but not exercised on such date will be automatically exercised on the next date on which Warrants may be exercised, subject to the same daily maximum limitation and delayed exercise provisions described in this paragraph. Unless otherwise specified in the Prospectus Supplement, any such limitation will not apply to cases of automatic exercise, including at expiration.

MINIMUM EXERCISE AMOUNT

     If so indicated in the Prospectus Supplement, a Warrantholder must tender a specified minimum number of Warrants at any one time in order to exercise (except for cases of automatic exercise, including at expiration). Thus, except in such cases, Warrantholders with fewer than the specified minimum number of Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Furthermore, such Warrantholders incur the risk that there may be differences between the trading price of the Warrants and the Cash Settlement Value of such Warrants.

OFFERING PRICE OF WARRANTS

     The initial offering price of the Warrants may be in excess of the price that a commercial user of or dealer in options might pay for comparable options involving larger notional amounts.

CERTAIN RISK CONSIDERATIONS

     The purchaser of a Warrant may lose his entire investment except to the extent of any Minimum Expiration Value that such Warrant may have. This risk reflects the nature of a Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the prevailing level of the Stock Index as compared to the Strike Index, become worthless when it expires (except to the extent of any Minimum Expiration Value). Assuming all other factors are held constant, the more a Warrant is "out-of-the-money" and the shorter its remaining term to expiration, the greater the risk that a purchaser of the Warrant will lose all or part of his investment. This means that a Warrantholder who does not sell his Warrant in the secondary market or exercise it prior to expiration will necessarily lose his entire investment in the Warrant upon expiration (except to the extent of any Minimum Expiration Value) if, in the case of a Put Warrant, the Spot Index at expiration is greater than or equal to the Strike Index or, in the case of a Call Warrant, such Spot Index is less than or equal to the Strike Index.

     The risk of the loss of some or all of the purchase price of a Warrant upon expiration means that a purchaser of a Warrant must generally be correct about both the direction and magnitude of an anticipated change in the level of the Stock Index in relation to the Strike Index and must also be correct about when such change will occur. In the case of Warrants relating to a Foreign Stock Index, purchasers should also consider expected changes in the value of the related foreign currency as compared to the U.S. dollar (or such other currency in which such Warrants are payable). If the level of the Stock Index as compared to the Strike Index does not decline, in the case of a Put Warrant, or does not rise, in the case of a Call Warrant, before the Warrant expires to an extent sufficient (giving effect to currency exchange rate movements in the case of a Warrant relating to a Foreign Stock Index) to cover a purchaser's cost of the Warrant (i.e., the purchase price plus transaction costs, if any), the purchaser will lose all or part of his investment in such Warrant upon expiration.

CERTAIN FACTORS AFFECTING STOCK INDEX

     The Cash Settlement Value of a Warrant at any time will depend primarily on the level of the Stock Index at such time in relation to the Strike Index, which level in turn will be based primarily on the trading prices of the Underlying Stocks. Purchasers of Warrants should familiarize themselves with the basic features of the relevant Stock Index, including the Underlying Stocks and the general method of calculation of such Stock Index. Unless otherwise specified in the Prospectus Supplement, the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market. The general method of calculation of a Stock Index can significantly influence the relationship between changes in the level of such Stock Index and price movements in the Underlying Stocks. For example, a "price-weighted" Stock Index reflects only the prevailing prices of the Underlying Stocks, while a "market capitalization-weighted" Stock Index is based on both the price and the number of outstanding shares of each Underlying Stock (i.e., total market capitalization). Thus, in a "market capitalization-weighted" Stock Index (in contrast to a "price-weighted" Stock Index), changes in the stock price of a corporation with a large market capitalization will generally have a greater influence on the level of the Stock Index than changes in the stock price of a corporation with a small market capitalization. Purchasers are advised to consider carefully the information set forth in the Prospectus Supplement regarding the Stock Index, the Underlying Stocks and the method of calculation of the Stock Index.

     The trading prices of the Underlying Stocks will determine the level of the related Stock Index. Purchasers of the Warrants should recognize that it is impossible to predict whether the level of a Stock Index will rise or fall. Trading prices of the Underlying Stocks will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and/or the equity trading markets on which the Underlying Stocks are trading and by the various circumstances that can influence the values of Underlying Stocks in a specific market segment or particular Underlying Stocks.

     The levels of major market Stock Indexes are typically updated continually during each trading day for the applicable equity trading market, with updated levels disseminated at frequent intervals. However, Stock Index levels ordinarily continue to be reported on a current basis even when trading is interrupted in some or all of the Underlying Stocks. In that event, the reported Stock Index level will be based on the current market prices of those Underlying Stocks that are still being traded (if any) and the last reported prices of those Underlying Stocks that are not currently trading. As a result, reported Stock Index levels may at times be based on non-current price information with respect to some or even all of the Underlying Stocks.

     Certain trading strategies involving purchases and sales of options on a Stock Index, futures contracts on such Stock Index, options on such futures contracts and portfolios of certain of the related Underlying Stocks can affect the level of such Stock Index and, therefore, the trading price and Cash Settlement Value of the related Warrants. These transactions and the resulting changes in the Stock Index can occur at any time, but may occur more frequently at or shortly before the regular expiration dates of the related options or futures contracts.

CERTAIN RISKS RELATING TO FOREIGN STOCK INDEX

     In the case of a Foreign Stock Index where the Underlying Stocks are those of non-U.S. issuers, the factors and circumstance's that can affect the level of such Stock Index will include foreign political, economic, financial and other developments. Purchasers of Warrants relating to a Foreign Stock Index should consider such developments, which may not be as well known or as rapidly or thoroughly reported in the U.S. as comparable U.S. developments. Purchasers of such Warrants should be aware of such possible lack-of-availability of important information that can affect the level of the Foreign Stock Index and must be prepared to make special efforts to obtain such information on a timely basis.

     Special risks may also be presented in the case of Warrants relating to a Foreign Stock Index where, because of differences in time zones between the United States and the related foreign market, the Underlying Stocks are traded on a foreign exchange that is not open when the trading market for the Warrants in the United States is open and/or where trading occurs in the Underlying Stocks during times when the trading market for the Warrants in the United States is closed. In such cases, purchasers of and holders of Warrants may have to make investment and exercise decisions at times when current pricing information regarding the Underlying Stocks comprising such Foreign Stock Index is not available, and changes in the level of the Foreign Stock Index may take place when the trading market for the Warrants in the United States is closed. Such difference in time zones may also lengthen the delay between the time when a Warrantholder is required to make a decision to exercise Warrants and the time of calculation of the Spot Index. In addition, the relevant equity trading market for a Foreign Stock Index will not be subject to regulation by the Commission or any U.S. securities exchange.

POTENTIAL MODIFICATIONS OF STOCK INDEX

     The policies of the publisher of the Stock Index concerning additions, deletions and substitutions of Underlying Stocks and the manner in which Stock Index calculations take account of certain changes affecting the Underlying Stocks (such as stock dividends and stock splits) can also significantly affect the performance of such Stock Index. Additions, deletions or substitutions may be necessary due to the disappearance of one or more Underlying Stocks as a result of liquidations, mergers or other business combinations, or may be occasioned by the publisher's view that a particular Underlying Stock is, for example, no longer representative of a particular industry category. Although Stock Indexes are normally calculated in a manner (typically involving adjustments to the "base" of the Stock Index) intended to ensure that such additions, deletions, substitutions and changes do not, by themselves, instantaneously change the level of the Stock Index, the level of the Stock Index over time may be influenced by changes in the composition and characteristics of the Underlying Stocks. Whether to add, delete or substitute Underlying Stocks, and the method of adjusting the "base" of the Stock Index in respect of changes affecting the Underlying Stocks, are typically solely within the discretion of the publisher of the Stock Index. In contrast to standardized stock index options of the type issued by The Options Clearing Corporation (the "OCC"), a clearing agency regulated by the Commission, the terms of which may be adjusted if the publisher of the related stock index changes the composition or method of calculation of such stock index in a manner that causes a significant discontinuity in the index level, the terms of the Warrants will not be adjusted as a result of changes in the related Stock Index, unless otherwise specified in the Prospectus Supplement.

     The publisher of a Stock Index may replace such Stock Index with a successor index or may cease publishing such Stock Index entirely. The Prospectus Supplement specifies how the Cash Settlement Value of the related Warrants will be determined in such circumstances. Although the method used will generally be intended to enable Cash Settlement Values to be determined on as consistent a basis as practicable, discontinuities may arise in such circumstances. Moreover, information regarding the current level of certain substitute indexes may not be readily available to Warrantholders, which may adversely affect the trading market for their Warrants.

CERTAIN CONSIDERATIONS REGARDING HEDGING

     Prospective purchasers intending to purchase Warrants to hedge against the market risk associated with investing in one or more individual Underlying Stocks and/or other stocks should recognize the complexities of utilizing Warrants in this manner. Historically, the prices of some stocks have tended to be highly sensitive to factors influencing the market generally; others less so. In addition, a stock's sensitivity to broad market influences may change over time. Purchasers intending to use Warrants in this manner should also understand that they remain subject to issuer risk -- that is, the risk that factors affecting a particular issuer, such as its market position or the quality of its management, may cause its stock to perform differently than the market as a whole. In addition, purchasers intending to utilize Warrants to hedge a stock portfolio against market risk should understand that unless the stocks in the portfolio exactly mirror the Underlying Stocks, the portfolio and the Stock Index may respond differently to a given market influence (including in different directions and to different extents). For this reason, the use of Warrants for hedging purposes involves special risks that are not present with "true" hedges -- i.e., hedges composed of options on the specific stocks in the hedged position. These risks are greatest when Warrants relating to a broadly-based Stock Index are used to hedge a non-diversified stock position. In addition, in the case of Warrants relating to a Foreign Stock Index, the effect of changes in the relevant currency exchange rate on the Cash Settlement Value of such Warrants could complicate any hedging strategy.

CERTAIN FOREIGN CURRENCY EXCHANGE RISKS

     In the case of Warrants relating to a Foreign Stock Index, the Cash Settlement Value upon exercise (assuming that such Cash Settlement Value is otherwise greater than zero) will depend in part on the then-current exchange rate between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable). Purchasers of such Warrants are thus subject to foreign currency exchange risks. Accordingly, such Warrants are not an appropriate investment for purchasers who are not experienced with respect to foreign currency transactions. Foreign currency exchange risks include, among other things, the possibility of significant changes in rates of exchange between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) and the possibility of the imposition or modification of exchange controls with respect to such foreign currency. Such risks generally depend on the supply of and demand for the relevant currencies and economic and political events. In recent years, rates of exchange for certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Warrant. Assuming all other factors are held constant, depreciation in the value of the related foreign currency against the U.S. dollar (or such other currency in which the Warrants are payable) can be expected to result in a decrease in the trading price of Warrants relating to a Foreign Stock Index and a decrease in the Cash Settlement Value otherwise payable upon exercise of such Warrants.

WARRANTS UNSECURED; NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION

     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. The Company expects to issue several issues of Warrants relating to various Stock Indexes. At any given time the number of Warrants outstanding may be substantial. The Warrants are not standardized stock index options of the type issued by the OCC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value or the Cancellation Amount and, if applicable, the Minimum Expiration Value upon the exercise or expiration of the Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for some OCC standardized options.

COMPARISON WITH OTHER TYPES OF WARRANTS OR OPTIONS

     Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuations in the value of the underlying investment interests. Certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equity or debt securities, which are priced primarily on the basis of the present and expected value of a single underlying security, the trading price of a Warrant is likely to reflect primarily (i) the current and expected level of the Stock Index, (ii) the time remaining until expiration, (iii) in the case of Warrants relating to a Foreign Stock Index, the spot and forward currency exchange rates between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) and (iv) if applicable, the Minimum Expiration Value.

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. (the "Company") is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 17,000 people in 291 offices worldwide.

     The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber, and other specialized subsidiaries. These activities are conducted through interrelated business groups, which utilize common operational and administrative personnel and facilities. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Nasdaq Stock Market or in other over-the-counter markets.

     The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, wrap-fee assets and selected insurance products. The Company may act as a principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account. Also, part of the Private Client Group is the Municipal Securities Group, which structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     Capital Markets is comprised of Research, Global Fixed Income and Commercial Real Estate, Global Equities and Investment Banking.

     The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, on approximately 850 companies in 61 industry sectors.

     Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. To facilitate client transactions or for the Company's product development efforts, the Company takes positions in fixed income securities, listed and over-the-counter equity securities and holds direct equity investments in partnerships and other entities that invest in fixed income securities, equity securities and other financial instruments.

     The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

     Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, restructurings and recapitalizations.

     The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc., including Mitchell Hutchins Investment Advisory division, Mitchell Hutchins Institutional Investors Inc., Financial Counselors Inc. and NewCrest Advisors Inc. The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.

     The Transaction Services group includes correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation, the Company provides execution and clearing services to broker-dealers in the U.S. and overseas.

     The Company's businesses operate in one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's business is regulated by various agencies, including the Commission, the New York Stock Exchange, the Commodity Futures Trading Commission, the National Association of Securities Dealers, Inc. ("NASD") and the Securities and Futures Authority.

     The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

     For purposes of this Prospectus, all references to the "Company" refer collectively to Paine Webber Group Inc. and its operating subsidiaries, unless the context otherwise requires, and all references to "PaineWebber" refer to PaineWebber Incorporated.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

FISCAL YEAR ENDED DECEMBER 31,     THREE MONTHS
-------------------------------       ENDED
1993  1994   1995   1996   1997   MARCH 31, 1998
----  ----   ----   ----   ----   --------------
1.3   1.0    1.1    1.3    1.2         1.3

     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges, "Fixed charges" consist principally of interest expense incurred on securities sold under repurchase agreements, short-term and long-term borrowings, debt issued to affiliated trusts and that portion of rental expense estimated to be representative of the interest factor.

                                USE OF PROCEEDS

     As may be described in further detail in the Prospectus Supplement, a substantial portion of the proceeds to be received by the Company from the sale of each issue of Warrants may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in certain of the Underlying Stocks on which the related Stock Index is based or options, futures contracts or options on futures contracts relating to such Stock Index or Underlying Stocks, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency risk with respect to such Warrants. The remainder of such proceeds will be used by the Company or its subsidiaries for general corporate purposes.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Warrants so offered will be described in such Prospectus Supplement.

     Each issue of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to such Warrants. A single bank or trust company may act as Warrant Agent for more than one issue of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Warrants. A copy of the form of Warrant Agreement, including the form of warrant certificate, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrants and the form of Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Warrants and the Warrant Agreement.

     The Company will have the right to "reopen" a previous issue of Warrants and to issue additional Warrants of such issue.

GENERAL

     Each Warrant will entitle the Warrantholder to receive from the Company upon exercise the Cash Settlement Value of such Warrant, which will be an amount in cash (i) in the case of a Put Warrant, determined by reference to the amount, if any, by which the Strike Index exceeds the Spot Index at the time of exercise and (ii) in the case of a Call Warrant, determined by reference to the amount, if any, by which the Spot Index at the time of exercise exceeds the Strike Index. The Prospectus Supplement for an issue of Warrants will set forth the formula pursuant to which the Cash Settlement Value of such Warrants will be determined. The Strike Index may either be a fixed level of the Stock Index or a level that varies during the term of the Warrants in accordance with a schedule or formula. Certain Warrants will, if specified in the

Prospectus Supplement, entitle the Warrantholder to receive from the Company, upon automatic exercise at expiration and under any other circumstances specified in the Prospectus Supplement, an amount equal to the greater of the applicable Cash Settlement Value and the Minimum Expiration Value of such Warrants. In addition, if so specified in the Prospectus Supplement, following the occurrence of an Extraordinary Event, the Cash Settlement Value of a Warrant may, at the option of the Company, be determined on a different basis, including in connection with automatic exercise at expiration. Unless otherwise specified in the Prospectus Supplement, the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market, and the Cash Settlement Value, if any (and, if applicable, the Minimum Expiration Value), of the Warrants will be payable in U.S. dollars.

     Unless otherwise indicated in the Prospectus Supplement, a Warrant will be settled only in cash and, accordingly, will not require or entitle a Warrantholder to sell, deliver, purchase or take delivery of any securities (including the Underlying Stocks) to or from the Company, and the Company will be under no obligation to, nor will it, purchase or take delivery of or sell or deliver any securities (including the Underlying Stocks) from or to Warrantholders pursuant to the Warrants.

     Unless otherwise specified in the Prospectus Supplement, the Warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, Warrantholders will be entitled to receive the Cash Settlement Value of the Warrants, except that holders of Warrants having a Minimum Expiration Value will be entitled to receive an amount equal to the greater of such Cash Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Warrants, as well as any additional circumstances resulting in the automatic exercise of such Warrants, will be specified in the related Prospectus Supplement.

     If so specified in the Prospectus Supplement, the Warrants may be cancelled by the Company upon the occurrence of an Extraordinary Event. Any Extraordinary Events or Exercise Limitation Events relating to an issue of Warrants will be set forth in the related Prospectus Supplement. Upon such cancellation, the related Warrantholders will be entitled to receive only the applicable Cancellation Amount specified in such Prospectus Supplement. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

     Reference is hereby made to the Prospectus Supplement relating to the particular issue of Warrants offered thereby for the terms of such Warrants, including, where applicable: (i) the aggregate amount of such Warrants; (ii) the offering price of such Warrants; (iii) the Stock Index for such Warrants, which may be based on United States or foreign stocks or a combination thereof and may be a pre-existing U.S. or foreign stock index compiled and published by a third party or an index based on a group of Underlying Stocks selected by the Company solely in connection with the issuance of such Warrants, and certain information regarding such Stock Index and the Underlying Stocks; (iv) whether such Warrants are Put Warrants or Call Warrants; (v) the date on which the right to exercise such Warrants commences and the date on which such right expires; (vi) the manner in which such Warrants may be exercised; (vii) the minimum number, if any, of such Warrants exercisable at any one time; (viii) the maximum number, if any, of such Warrants that may, subject to the Company's election, be exercised by all Warrantholders (or by any person or entity) on any day; (ix) any provisions permitting a Warrantholder to condition an exercise notice on the absence of certain specified changes in the Spot Index after the exercise date, any provisions permitting the Company to suspend exercise of such Warrants or redeem such Warrants based on market conditions or other circumstances and any other special provisions relating to the exercise of such Warrants; (x) any provisions for the automatic exercise of such Warrants other than at expiration;
(xi) any provisions permitting the Company to cancel such Warrants upon the occurrence of certain events; (xii) the method of determining the amount payable in connection with the exercise or cancellation of such Warrants, including the Strike Index, the method of determining the Spot Index, the method of expressing movements in the Stock Index as a cash amount in the currency in which the Cash Settlement Value of such Warrants is payable, including, in the case of Warrants relating to a Foreign Stock Index, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars (or such other currency in which such Warrants are payable), and any Cancellation Amount or Minimum Expiration Value applicable to such Warrants; (xiii) the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of such Warrants if the Stock Index changes or ceases to be made available by its publisher; (xiv) the time or times at which amounts will be payable in respect of such Warrants following exercise or automatic exercise; (xv) any national securities exchange on which such Warrants will be listed; (xvi) any provisions for issuing such Warrants in certificated form from the perspective of Warrantholders; (xvii) if such Warrants are not issued in book-entry form, the place or places at which payment of the Cash Settlement Value, Cancellation Amount, if any, and Minimum Expiration Value, if any, of such Warrants is to be made by the Company; and (xviii) any other terms of such Warrants.

     Purchasers of Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Warrants. The Prospectus Supplement relating to each issue of Warrants will describe such tax considerations. The summary of United States federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Purchasers of Warrants are urged to consult their own tax advisors prior to any acquisition of Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Unless otherwise specified in the Prospectus Supplement, the Warrants offered thereby will be issued in book-entry form from the perspective of Warrantholders. Such Warrants will be issued in the form of a single global certificate registered in the name of the nominee of the depository, The Depository Trust Company ("DTC", which term, as used herein, includes any successor depository selected by the Company).

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities of its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Such Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Ownership of beneficial interests in a global certificate to be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC will be limited to Participants or persons that may hold beneficial interests through Participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for such global certificate or by Participants or persons that hold through Participants. Unless and until it is exchanged in whole or in part for the individual Warrants represented thereby, a global certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in a global certificate.

     So long as DTC or its nominee is the owner of such global certificate, DTC or such nominee, as the case may be, will be considered the sole holder of the individual Warrants represented by such global certificate for all purposes under the Warrant Agreement governing such Warrants. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have any of the individual Warrants represented by such global certificate registered in their names, will not receive or be entitled to receive physical delivery of any such Warrants and will not be considered the holders thereof under the Warrant Agreement governing such Warrants.

     The applicable Cash Settlement Value and, if applicable, the Cancellation Amount payable in respect of the Warrants will be paid by the Warrant Agent to DTC or to the Participants, as may be applicable. Neither the Company nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that DTC, upon receipt of any payment in respect of any applicable Cash Settlement Value and, if applicable, any Cancellation Amount with respect to any Warrants, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable global certificate as shown on the records of DTC. The Company also expects that payments by Participants to owners of beneficial interests in such global certificates held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

     Neither the Company nor the Warrant Agent will have any responsibility for the performance by DTC (or its Participants or indirect participants) of its obligations under the rules and procedures governing its operations.

LISTING

     Unless otherwise indicated in the Prospectus Supplement, the Warrants will be listed on a national securities exchange as specified in the Prospectus Supplement. It is expected that such exchange will cease trading an issue of Warrants as of the close of business on the related expiration date of such Warrants.

MODIFICATION

     The Warrant Agreement and the terms of the related Warrants may be amended by the Company and the Warrant Agent, without the consent of the holders of any Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, maintaining the listing of such Warrants on any national securities exchange or registration of such Warrants under the Exchange Act, permitting the issuance of individual Warrant certificates to Warrantholders, reflecting the issuance by the Company of additional Warrants of the same issue or reflecting the appointment of a successor depository, or in any other manner which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the Warrantholders.

     The Company and the Warrant Agent also may modify or amend the Warrant Agreement and the terms of the related Warrants, with the consent of the holders of not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose, provided that no such modification or amendment that decreases the Strike Index (in the case of Put Warrants) or increases the Strike Index (in the case of Call Warrants), otherwise changes the determination of the Cash Settlement Value or Cancellation Amount, if any, or Minimum Expiration Value, if any, of the Warrants (or any aspects of such determination) so as to reduce the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised, decreases the Minimum Expiration Value, if any, or otherwise materially and adversely affects the exercise rights of the holders of the Warrants or reduces the percentage of the number of outstanding Warrants the consent of whose holders is required for modification or amendment of the Warrant Agreement or the terms of the related Warrants, may be made without the consent of each Warrantholder affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     If at any time there is a merger or consolidation involving the Company or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, then the successor or assuming corporation will succeed to and be substituted for the Company under the Warrant Agreement and the related Warrants, with the same effect as if it had been named in such Warrant Agreement and Warrants as the Company. The Company will thereupon be relieved of any further obligation under such Warrant Agreement and Warrants and, in the event of any such sale, transfer, conveyance (other than by way of lease) or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANTHOLDERS

     Any Warrantholder may, without the consent of the Warrant Agent or any other Warrantholder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Warrants being offered hereby (i) through underwriters or a group of underwriters, (ii) directly to one or more purchasers, (iii) through agents designated from time to time or (iv) to dealers. The applicable Prospectus Supplement will set forth the terms of the offering of any Warrants, including the names of any underwriters, the purchase price of such Warrants and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchange on which such Warrants will be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Warrants offered thereby.

     If underwriters are used in the sale, the Warrants will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Warrants may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Such managing underwriters or underwriters may include PaineWebber. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Warrants will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Warrants if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Warrants may also be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Warrants will be named, and any commissions payable by the Company to such agents will be set forth, in the applicable Prospectus Supplement. Such agents may include PaineWebber. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Warrants, including additional Warrants of a previous issue, may be sold on any national securities exchange on which the Warrants are listed.

     Any underwriters, dealers or agents participating in the distribution of Warrants may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Warrants may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     Certain agents through whom, and underwriters to whom, Warrants are sold by the Company for public offering and sale may make a market in such Warrants, but such agents and underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Warrants.

     PaineWebber, PaineWebber International or other affiliates of the Company may offer and sell Warrants in secondary market transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. PaineWebber, PaineWebber International or such other Company affiliates may act as principal or agent in such transactions. The Warrants may be offered or sold in such transactions on any national securities exchange on which the Warrants are listed.

     PaineWebber is a wholly-owned subsidiary of the Company. The participation of PaineWebber in the offer and sale of the Warrants will comply with the requirements of Rule 2720 ("Rule 2720") of the Conduct

Rules of the NASD regarding underwriting securities of an affiliate. Under the provisions of Rule 2720, when a NASD member such as PaineWebber distributes certain securities of an affiliate, the price of the securities can be no higher than that recommended by a "qualified independent underwriter," as such term is defined in Rule 2720, meeting certain standards. In accordance with such requirement, PaineWebber will select a "qualified independent underwriter" in connection with each issue of Warrants to conduct due diligence and recommend a price for such Warrants in compliance with the requirements of Rule 2720.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") which are subject to ERISA, and on those persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Warrants on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents, is prudent and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. See "Risk Factors". Other provisions of ERISA and section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Warrants should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or section 4975 of the Code.

     The Company and PaineWebber may each be considered a "party in interest" or a "disqualified person" with respect to many Plans. The purchase of Warrants by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of section 4975 of the Code (including individual retirement arrangements and other plans described in section 4975(e)(1) of the Code) and with respect to which the Company or PaineWebber or any of their affiliates is a service provider (or otherwise is a "party in interest" or "disqualified person") may constitute or result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code, unless such Warrants are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). Any pension or other employee benefit plan proposing to acquire any Warrants should consult with its counsel. Each person who acquires Warrants will be deemed to have represented (i) that such acquisition is not considered a prohibited transaction under ERISA and the Code or (ii) that an exemption from the prohibited transaction rules of ERISA and the Code applies to such acquisition.

                                    EXPERTS

     The consolidated financial statements of the Company for the year ended December 31, 1997, incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in the accompanying Prospectus by reference. Such consolidated financial statements are incorporated in the accompanying Prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Warrants will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York.

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     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAINE WEBBER GROUP INC. OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE WARRANTS OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........   S-3
Risk Factors Relating to the
  Warrants............................   S-8
Paine Webber Group Inc. ..............  S-15
Recent Developments...................  S-15
Use of Proceeds.......................  S-15
The PaineWebber Oil and Gas Producers
  Index...............................  S-16
Description of the Warrants...........  S-23
Certain United States Federal Income
  Tax Considerations Concerning the
  Warrants............................  S-35
Underwriting..........................  S-37
Legal Opinions........................  S-38
Glossary of Terms.....................   A-1

PROSPECTUS
Available Information.................     2
Documents Incorporated by Reference...     2
Risk Factors..........................     4
Paine Webber Group Inc. ..............    10
Ratio of Earnings to Fixed Charges....    12
Use of Proceeds.......................    12
Description of Warrants...............    12
Plan of Distribution..................    16
ERISA Considerations..................    17
Experts...............................    17
Legal Opinions........................    17

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                                PAINEWEBBER(TM)
                               3,000,000 WARRANTS
                            PAINE WEBBER GROUP INC.
                                PAINEWEBBER OIL
                            AND GAS PRODUCERS INDEX
                             CALL WARRANTS EXPIRING
                                AUGUST    , 2000
                    ---------------------------------------

                             PROSPECTUS SUPPLEMENT
                    ---------------------------------------

                            PAINEWEBBER INCORPORATED
                            ------------------------
                                        , 1998

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